Exhibit 2(a)

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CLEVELAND-CLIFFS INC,

DAILY DOUBLE ACQUISITION, INC.

AND

ALPHA NATURAL RESOURCES, INC.

Dated as of July 15, 2008

i

TABLE OF CONTENTS

(continued)

TABLE OF DEFINED TERMS

Term	Page

1992 IEP	27
1996 Directors’ Plan	27
2005 LTIP	9
2007 Incentive Plan	27
ACM 2004 LTIP	9
Acquisition Agreement	48
Adjusted Option	55
affiliate	71
Agreement	1
Antitrust Law	54
Book-Entry Shares	4
Business Day	2
Cash Consideration	4
Certificate of Merger	2
Closing	2
Closing Date	2
Code	1
Company	1
Company Adverse Recommendation Change	48
Company Benefit Plans	15
Company Certificate	4
Company Charter	2
Company Common Stock	1
Company Disclosure Letter	9
Company Employees	59
Company Entities	9
Company ERISA Affiliate	16
Company Intellectual Property	23
Company Leased Real Property	22
Company Leases	22
Company Material Contract	25
Company No Vote Termination Fee	68
Company Owned Real Property	22
Company Person	62
Company Representatives	46
Company SEC Documents	12
Company Stock Options	10
Company Stock Plans	9
Company Stockholder Approval	25
Company Stockholders Meeting	50
Company Subsidiaries	9

Term	Page

Company Takeover Proposal	47
Company Termination Fee	68
Confidentiality Agreement	51
DGCL	1
Directors’ DCP	27
Dissenting Shares	8
Dissenting Stockholder	8
Effective Time	2
employee	18, 35
Environment	21
Environmental Claim	21
Environmental Condition	22
Environmental Laws	21
Environmental Permit	22
ERISA	15
Exchange Act	11
Exchange Agent	4
Exchange Fund	4
Form S-4	13
GAAP	12
Governmental Entity	11
Hazardous Substance	21
HSR Act	11
Indemnified Parties	57
Indenture	60
Joint Proxy Statement	11
knowledge	71
Law	22
Liens	71
material adverse change	72
material adverse effect	72
Merger	1
Merger Consideration	4
Merger Sub	1
Multiemployer Plan	17
Multiple Employer Plan	17, 34
Noteholders	61
Notes	60
Notes Consents	60
Notes Offer to Purchase	60
Notes Tender Offer	60
Notes Tender Offer Documents	61
Notice of Adverse Recommendation	48
Outside Date	65
Parent	1
Parent Adverse Recommendation Change	51
Parent Alternative Proposal	68

Term	Page

Parent Benefit Plans	32
Parent Common Stock	1
Parent Disclosure Letter	26
Parent Entities	26
Parent ERISA Affiliate	33
Parent Intellectual Property	38
Parent Leased Real Property	37
Parent Leases	37
Parent LTIP	27
Parent Material Contract	40
Parent No Vote Termination Fee	68
Parent Owned Real Property	37
Parent Plan	59
Parent SEC Documents	29
Parent Stock Options	27
Parent Stock Plans	27
Parent Stockholder Approval	40
Parent Stockholders Meeting	50
Parent Subsidiaries	26
Parent Termination Fee	68
PCBs	21
Performance Share	56
Permits	14
Post-Closing Tax Period	18
Pre-Closing Tax Period	19
Prior Plan	59
Recent Parent SEC Reports	29
Recent SEC Reports	12
Release	22
Restricted Share	56
Retiree Plan	59
SEC	11
Securities Act	12
Series A-2 Preferred Stock	27
Stock Consideration	4
subsidiary	72
Successor Plan	59
Superior Proposal	47
Supplemental Indenture	61
Surviving Corporation	2
Takeover Statute	25
Tax Certificates	53
Tax Return	19
Taxes	19
TIA	61
Transferee	5

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 15, 2008, by and among Cleveland-Cliffs Inc, an Ohio corporation (“Parent”), Daily Double Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Alpha Natural Resources, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders and, accordingly, have agreed to effect the merger of the Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than Dissenting Shares and any shares of Company Common Stock owned by Parent or any direct or indirect subsidiary of Parent or held in the treasury of the Company, will be converted into the right to receive 0.95 (the “Exchange Ratio”) of a share of common stock, par value $0.125 per share, of Parent (“Parent Common Stock”) and cash as provided in Section 2.1;

WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and any comparable provisions of state or local law, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth herein, and in accordance with the DGCL, Merger Sub will be merged with and into the

Company at the Effective Time, and the separate corporate existence of the Merger Sub will thereupon cease. Following the Effective Time, the Company will be the surviving corporation (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties hereto, which is to be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver by the party entitled to the benefit thereof of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or (to the extent permitted by applicable Law) waiver by the party entitled to the benefit of those conditions) set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, or such other location to which the parties hereto agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” “Business Day” means any day other than Saturday, Sunday or any day on which banking and savings and loan institutions are authorized or required by Law to be closed.

Section 1.3 Effective Time. On the terms and subject to the conditions set forth in this Agreement, (i) as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the terms of this Agreement and (ii) as soon as practicable on or after the Closing Date, the parties shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware on the Closing Date, or at such subsequent date or time as the Company, Parent and Merger Sub agree and specify in the Certificate of Merger (the date and time the Merger becomes effective is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and By-laws.

(a) Subject to Section 5.5, the Restated Certificate of Incorporation of the Company (the “Company Charter”) shall be amended at the Effective Time to be in the form of the certificate of incorporation of Merger Sub, as in effect immediately before the Effective Time, and, as so amended, such Company Charter shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) Subject to Section 5.5, the by-laws of Merger Sub, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and any comparable provisions of applicable state or local Law. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations, and for all relevant tax purposes.

Section 1.8 Restructuring. At the election of Parent or the Company, if in their reasonable good faith opinion, such action is necessary to cause the conditions set forth in Section 6.2(d) or Section 6.3(d) to be satisfied, Parent, Merger Sub and the Company shall cooperate to (i) restructure the Merger so that the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation and/or (ii) convert Merger Sub into a limited liability company prior to the Effective Time; provided, that neither Parent nor the Company shall be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement by reason of such election.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES AND PAYMENT

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Merger Sub’s Common Stock. Each share of Merger Sub’s common stock, par value $0.01 per share, outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by Parent or any direct or indirect subsidiary of Parent or the Company immediately prior to the Effective Time and any Company Common Stock held in the treasury of the Company immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock to be canceled in accordance with Section 2.1(b) and Dissenting Shares, will be converted into the right to receive (i) $22.23 in cash (the “Cash Consideration”) without interest and (ii) a number of validly issued, fully paid, nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”). The Cash Consideration, the Stock Consideration, and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.2(e) are referred to collectively as the “Merger Consideration”.

(d) Cancellation of Shares of Company Common Stock. As of the Effective Time, all shares of Company Common Stock, other than Dissenting Shares, shall no longer be outstanding and will automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any shares of Company Common Stock (a “Company Certificate”) or book entry shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions, if any, upon surrender of such Company Certificate or Book-Entry Shares, in each case, in accordance with this Article II, without interest.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent will designate a national bank or trust company, that is reasonably satisfactory to the Company, to act as agent of Parent for purposes of, among other things, mailing and receiving transmittal letters and distributing the Merger Consideration to the Company stockholders (the “Exchange Agent”). Parent and the Exchange Agent shall enter into an agreement which will provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, (i) immediately available funds sufficient to pay the aggregate Cash Consideration and (ii) certificates representing the shares of Parent Common Stock (such cash and such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, and in any event within 5 Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate or Book-Entry Share whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Company Certificates will pass, only upon proper delivery of the Company Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form and have such other provisions as Parent may reasonably specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Company Certificates or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration.

(ii) After the Effective Time, and upon surrender in accordance with this Article II of a Company Certificate or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the Merger Consideration in the form of (A) a certificate or book-entry share representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II, after taking into account all the shares of Company Common Stock then held by such holder under all such Book-Entry Shares or Company Certificates so surrendered and (B) a check for the full amount of cash that such holder has the right to receive pursuant to the provisions of this Article II, including the Cash Consideration, cash in lieu of fractional shares, certain dividends or other distributions, if any, in accordance with Section 2.2(c), and the Company Certificate or Book-Entry Shares so surrendered will forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Company Certificate or Book-Entry Share so surrendered is registered (the “Transferee”) if such Company Certificate or Book-Entry Share is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other Taxes required by reason of such payment to a person other than the registered holder of such Company Certificate or Book-Entry Shares or establishes to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate and each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Company Certificate pursuant to the provisions of this Article II and certain dividends or other distributions, if any, in accordance with Section 2.2(c). No interest will be paid or will accrue on any Merger Consideration payable to holders of Company Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Dividends; Other Distributions. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock will be paid by Parent to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Company Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Company Certificate or Book-Entry Share in accordance herewith, there will be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, in addition to all other amounts to which such holder is entitled under this Article II (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and all Cash Consideration paid upon the surrender for exchange of Company Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) and Section 2.2(e)) will be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Company Certificates and such Book-Entry Shares, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or Book-Entry Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates or Book-Entry Shares, no dividend or distribution of Parent will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) shall receive, in lieu thereof, an amount in cash (rounded up to the nearest whole cent and without interest) equal to the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled (rounded up to the nearest ten thousandth when expressed in decimal form) by (B) the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transactions Reports (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date or, if such date is not a trading day, the trading day immediately preceding the Closing Date (the “Closing Price”).

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Certificates or Book-Entry Shares formerly representing shares of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Certificates or Book-Entry Shares formerly representing shares of Company Common Stock subject to and in accordance with the terms of Section 2.2(c).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Certificates or Book-Entry Shares for twelve months after the Effective Time will be delivered to Parent, upon demand, and any holders of Company Certificates or Book-Entry Shares who have not theretofore complied with this Article II may thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends or distributions, if any, with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

(g) No Liability. None of Parent, the Surviving Corporation or the Exchange Agent will be liable to any person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis, provided, that, (i) no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of Company Common Stock and (ii) such investments shall be in short-term obligations of or guaranteed by the United States of America with maturities of no more than 30 days, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. Any interest and other income resulting from such investments will be paid to Parent.

(i) Lost Certificates. If any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, as the case may be, the posting by such person of a bond in such reasonable amount as Parent or the Surviving Corporation, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares of Parent Common Stock, in each case, due to such person pursuant to this Agreement.

Section 2.3 Certain Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company or Parent shall occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 2.3 shall be construed to permit either the Company or Parent to take any action with respect to its respective securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 2.4 Dissenters’ Rights. Shares of Company Common Stock that have not been voted for adoption of this Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares (a “Dissenting Stockholder”) withdraws such demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws such demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares will cease to be a Dissenting Share and will be converted as of the Effective Time into and represent the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

Section 2.5 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.6 Withholding Rights. The Surviving Corporation, Parent or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and remitted to the appropriate taxing authority by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be. Parent shall pay, or shall cause to be paid, all amounts so withheld to the appropriate taxing authority within the period required under applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), provided, however, that a matter disclosed in the Company Disclosure Letter with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty, and except as set forth in the Recent SEC Reports, the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate authority to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of the Company Charter and the bylaws of the Company, each as amended to date.

(b) Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company (collectively, the “Company Subsidiaries” and, together with the Company, the “Company Entities”) (i) have been validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens other than Permitted Liens and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company. The Company does not, directly or indirectly, own more than 20% but less than 100% of the capital stock or other equity interest in any person other than the Company Subsidiaries.

(c) Capital Structure. The authorized capital stock of the Company consists entirely of (i) 100,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on July 14, 2008: (i) 70,494,861 shares of Company Common Stock were issued and outstanding (including 962,214 shares of unvested restricted stock); (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) 6,086,130 shares of Company Common Stock were issuable under the Alpha Coal Management LLC Amended and Restated 2004 Long-Term Incentive Plan (the “ACM 2004 LTIP”) and the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan as Amended and Restated as of May 14, 2008 (the “2005 LTIP” and, together with the ACM 2004 LTIP, the “Company Stock Plans” and such stock options collectively, the “Company Stock Options”); and (iv) up to 977,320 shares of the Company Common Stock were subject to issued and outstanding performance share grants under the Company Stock Plans. The Company has made available to Parent a list, as of the close of business on July 11, 2008, of the holders of outstanding Company Stock Options, restricted shares, and performance shares or units, and the number of shares outstanding, the number of shares exercisable (with respect to the Company Stock Options), the vesting schedule and other forfeiture provision (with respect to restricted shares and performance shares or units) and the exercise price, as applicable, subject to each such equity award. As of the close of business on July 14, 2008, the total number of votes entitled to be cast at the Company Stockholders Meeting with respect to the transactions contemplated hereby is 70,494,861. All outstanding shares of capital stock of the Company are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights. Except as otherwise provided in this Section 3.1(c), there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any Company Subsidiary, or (iii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary. Except as otherwise provided in this Section 3.1(c), there are no outstanding obligations of the Company or any Company Subsidiary to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary or (ii) repurchase, redeem or otherwise acquire any such securities. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as otherwise provided in this Section 3.1(c), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive from the Company or a Company Subsidiary any payment based on the revenues, earnings or financial performance of the Company or any Company Subsidiary or assets or calculated in accordance therewith.

(d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the certificate of incorporation or by-laws (or comparable organizational documents) of any of the Company Entities, (ii) assuming that all the consents, approvals and filings referred to in the next sentence are duly obtained and/or made, (A) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of the Company Entities under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to any of the Company Entities or their respective properties or assets are bound or (B) conflict with or violate any judgment, order, decree or Law applicable to any of the Company Entities or their respective properties or assets, other than, in the case of clause (ii)(A) and (B) and (iii) any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) or any third party is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement/prospectus relating to the Company Stockholders Meeting (such proxy statement/prospectus, together with the proxy statement relating to the Parent Stockholders Meeting, as amended or supplemented from time to time, the “Joint Proxy Statement”) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) notifications to the NYSE; (v) such governmental consents, qualifications or filings as are customarily obtained or made in connection with the transfer of interests or the change of control of ownership in properties used for the mining, processing or shipping of coal or iron ore, including notices and consents relating to or in connection with mining, reclamation and environmental Permits, in each case under the applicable Laws of Alabama, Michigan, Kentucky, Virginia, Minnesota, West Virginia, Pennsylvania, United States, Australia, and Canada, and (vi) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(e) SEC Reports and Financial Statements; Undisclosed Liabilities; Internal Controls.

(i) The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act with the SEC since December 31, 2006 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff.

(ii) The financial statements of the Company included in the Company SEC Documents, comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and on that basis fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). No Company Subsidiary is required to make any filings with the SEC. Except as disclosed in the Company SEC Documents filed since December 31, 2007 and prior to the date of this Agreement (the “Recent SEC Reports”), since December 31, 2007, the Company and the Company Subsidiaries have not incurred any liabilities (direct, contingent or otherwise), that are of a nature that would be required to be disclosed on a balance sheet of the Company and the Company Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business and (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(iii) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have or result in a material adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Company SEC Documents, the Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (A) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies or material weakness in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent a summary of any such disclosure made by Company management to the Company’s auditors or audit committee of the Company’s Board of Directors since December 31, 2007.

(f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of

Parent Common Stock in the Merger (the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2007, (i) each of the Company Entities has conducted its respective operations only in the ordinary course consistent with past practice, (ii) there has not been any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company and (iii) none of the Company Entities has taken any action that if taken after the date of this Agreement would constitute a violation of Section 4.1(a) (other than Sections 4.1(a)(i),(ii) and (iii)(A)).

(h) Compliance with Applicable Laws; Litigation.

(i) The operations of the Company Entities have not been since January 1, 2006 and are not being conducted in violation of any Law (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001) or any Permit necessary for the conduct of their respective businesses as currently conducted, except where such violations, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. None of the Company Entities has received any written notice, or has knowledge of any claim, alleging any such violation.

(ii) The Company Entities hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other persons (“Permits”) necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. None of the Company Entities has received written notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any such Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(iii) There is no suit, action or proceeding by or before any Governmental Entity pending (or, to the knowledge of the Company, threatened), except for any such suit, action or proceeding that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby, to which the Company or any Company Subsidiary is a party or against the Company or any Company Subsidiary or any of their properties or assets that would reasonably be expected to have or result in a material adverse effect on the Company. As of the date hereof, there is no suit, action or proceeding by or before any Governmental Entity pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary challenging or seeking to prohibit the execution, delivery or performance this Agreement or any of the transactions contemplated hereby.

(i) Employee Benefit Plans.

(i) The Company has made available to Parent a true and complete list of (A) each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, equity compensation, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute with respect to its employees, and (B) each change of control agreement providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (collectively, the “Company Benefit Plans”). With respect to each Company Benefit Plan, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any liability that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company. Neither the Company nor any Company Subsidiary has any liability (including contingent liability) with respect to any plan, agreement, arrangement or understanding of the type described in this paragraph other than the Company Benefit Plans, other than liability that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(ii) Each Company Benefit Plan has been administered in accordance with its terms, all applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, and the terms of all applicable collective bargaining agreements, except for any failures so to administer any Company Benefit Plan that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The Company and all Company Benefit Plans are in compliance with the applicable provisions of ERISA, the

Code and all other applicable Laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the knowledge of the Company, there exist no facts or circumstances that have caused or could cause a failure to be so qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust, except for any occurrence that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. All contributions to, and payments from, the Company Benefit Plans that are required to have been made in accordance with such Company Benefit Plans, ERISA or the Code have been timely made other than any failures that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. All trusts providing funding for Company Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans, have been operated and administered in compliance with all applicable requirements such that neither the Company, any Company Subsidiary, any Company Benefit Plan nor such trust or fund is subject to any taxes, penalties or other liabilities imposed as a consequence of failure to comply with such requirements, other than any liability that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. No welfare benefit fund (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans has provided any “disqualified benefit” (as defined in Section 4976(b)(1) of the Code) for which the Company or any Company Subsidiary has or had any liability for the excise tax imposed by Section 4976 of the Code which has not been paid in full, other than any liability that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(iii) Other than as would not reasonably be expected to have or result in a material adverse effect on the Company, neither the Company nor any trade or business, whether or not incorporated, which, together with the Company, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b) or 414(c) of the Code (a “Company ERISA Affiliate”) has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition exists that presents a risk to the Company or any Company ERISA Affiliate of incurring any such liability or failure. None of the Company Benefit Plans (other than Multiemployer Plans) are defined benefit plans within the meaning of ERISA or subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.

(iv) Except as would not reasonably be expected to have or result in a material adverse effect on the Company, no Company Benefit Plan provides medical or life insurance benefits (whether or not insured) with respect to current or former employees or officers or directors after retirement or other termination of service, other than any such coverage required by Law, and the Company and the Company Subsidiaries have reserved all rights necessary to amend or terminate each of the Company Benefit Plans without the consent of any other person.

(v) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company or the Company Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

(vi) Neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement (including this Agreement) that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the Code or any income taxes under the Code.

(vii) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true and complete copy of: (A) each writing constituting a part of such Company Benefit Plan, including all Company Benefit Plan documents and trust agreements; (B) the most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent or in Section 3.1(i)(v) of the Company Disclosure Letter, there are no material amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any Company Subsidiary undertaken to make any such material amendments or to adopt or approve any new Company Benefit Plan.

(viii) No Company Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). Other than as would not reasonably be expected to have or result in a material adverse effect on the Company, none of the Company, the Company Subsidiaries nor any of their respective Company ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company, the Company Subsidiaries nor any of their respective Company ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan that has not been satisfied in full, nor does the Company have any material contingent liability with respect to any withdrawal from any Multiemployer Plan. None of the Company, the Company Subsidiaries nor any of their respective Company ERISA Affiliates would incur any material withdrawal liability (within the meaning of Part 1 of Subtitle E of Title I of ERISA) if the Company, the Company Subsidiaries or any of their respective

Company ERISA Affiliates withdrew (within the meaning of Part 1 of Subtitle E of Title I of ERISA) on or prior to the Closing Date from each Multiemployer Plan to which the Company, the Company Subsidiaries or any of their respective Company ERISA Affiliates has an obligation to contribute on the date of this Agreement. To the knowledge of the Company, no Multiemployer Plan to which the Company, the Company Subsidiaries or any of their respective Company ERISA Affiliates contributes or otherwise has any liability (contingent or otherwise) has incurred an accumulated funding deficiency within the meaning of Section 431(a) of the Code or Section 304(a) of ERISA, is insolvent, is in reorganization (within the meaning of Section 4241 of ERISA), is reasonably likely to commence reorganization, is in “endangered” or “critical” status (as such terms are defined in Section 432 of the Code) or is reasonably likely to be in endangered or critical status.

(ix) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, or to the Company’s knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any Company Subsidiaries to the PBGC, the United States Department of Treasury, the United States Department of Labor, any Multiemployer Plan, any Company Benefit Plan, any participant in a Company Benefit Plan, any employee benefit plan with respect to which the Company or any Company Subsidiary has any contingent liability, or any participant in an employee benefit plan with respect to which the Company or any Company Subsidiary has any contingent liability other than any liability that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(x) To the knowledge of the Company, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company or any of the Company Subsidiaries, other than any liability that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(xi) All contributions, transfers and payments in respect of any Company Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code, except as would not reasonably be expected to have or result in a material adverse effect on the Company.

(xii) With respect to any insurance policy that has, or does, provide funding for benefits under any Company Benefit Plan, to the knowledge of the Company no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

(xiii) For purposes of this Section 3.1(i) only, the term “employee” will be considered to include individuals rendering personal services to the Company or any Company Subsidiary as independent contractors.

(j) Taxes. (i) Except as would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, the Company and each Company Subsidiary has timely filed all Tax Returns required to be filed, and all such returns are true, correct, and complete; (ii) the Company and each Company Subsidiary has paid all Taxes due whether or not shown on any Tax Return, except, in the cases of (i) and (ii) hereof, with respect to Taxes that are being contested in good faith by appropriate proceedings; (iii) there are no pending or, to the knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of Taxes relating to the Company or any Company Subsidiary; (iv) there are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries, other than Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings; (v) neither the Company nor any of the Company Subsidiaries has any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law), as a transferee or successor, by contract, or otherwise; (vi) neither the Company nor any Company Subsidiary is a party to any agreement or arrangement relating to the allocation, sharing or indemnification of Taxes; (vii) neither the Company nor any Company Subsidiary has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (viii) no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary for which adequate reserves in accordance with GAAP have not been created; (ix) neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income for any Tax period ending after the Closing Date (a “Post-Closing Tax Period”) under Section 481(c) of the Code (or any comparable provision of Law) as a result of a change in method of accounting for any Tax period (or portion thereof) ending prior to the Closing Date (a “Pre-Closing Tax Period”) or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of the Company or any Company Subsidiary for any Pre-Closing Tax Period; (x) the financial statements included in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes for which the Company or any Company Subsidiary may be liable for all taxable periods and portions thereof through the date hereof; (xi) no person has granted any extension or waiver of the statute of limitations period applicable to any Tax of the Company or any Company Subsidiary or any affiliated, combined or unitary group of which the Company or any Company Subsidiary is or was a member, which period (after giving effect to such extension or waiver) has not yet expired, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law); (xii) the Company and each Company Subsidiary have withheld and remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have complied in all material respects with all applicable Laws relating to information reporting; (xiii) neither the Company nor any Company Subsidiary has distributed the stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (xiv) neither the

Company nor any Company Subsidiary has participated in any transaction that has been identified by the Internal Revenue Service in any published guidance as a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4); and (xv) the consolidated federal income Tax Returns of the Company have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 2003. As used in this Agreement, “Taxes” includes all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment insurance, social security, employment, customs, real property, personal property, sales, excise, resource, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments, including any interest, penalties, fines or additions with respect thereto, and any interest, in respect of any penalties, fines or additions attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments. As used herein, “Tax Return” shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes, including any supplement thereto or amendment thereof.

(k) Environmental Matters.

(i) Except where noncompliance, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company, the Company Entities are and have been for the past three years in compliance with all applicable Environmental, Health and Safety Laws and Environmental Permits.

(ii) There are no written Environmental, Health and Safety Claims pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary and, to the knowledge of the Company, there are no existing conditions, circumstances or facts which could give rise to an Environmental, Health and Safety Claim, other than Environmental, Health and Safety Claims or conditions, circumstances or facts as would not reasonably be expected to have or result in a material adverse effect on the Company.

(iii) The Company has made available to Parent all material information, including such studies, reports, correspondence, notices of violation, requests for information, audits, analyses and test results and any other documents, in the possession, custody or control of the Company Entities relating to (A) the Company Entities’ compliance or noncompliance within the previous two years with Environmental, Health and Safety Laws and Environmental Permits, and (B) Environmental Conditions on, under or about any of the properties or assets owned, leased, operated or otherwise used by any of the Company Entities at the present time or for which any of the Company Entities may be responsible or liable.

(iv) No Hazardous Substance has been generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned, leased, operated or otherwise used properties in violation of applicable Environmental, Health and Safety Laws or Environmental Permits that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company, and there have been no Releases of any

Hazardous Substance in, on, under, from or affecting any currently or previously owned, leased, operated or otherwise used properties that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company.

(v) None of the Company or the Company Subsidiaries has received from any Governmental Entity or other third party any written (or, to the knowledge of the Company, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of any Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities.

(vi) Neither this Agreement nor the transactions contemplated hereby will result in any requirement for environmental disclosure, investigation, cleanup, removal or remedial action, or notification to or consent of any Governmental Entity or third party, with respect to any property owned, leased, operated or otherwise used by the Company or any Company Subsidiary, pursuant to any Environmental, Health and Safety Law, including any so-called “property transfer law.”

(vii) None of the Company or the Company Subsidiaries has assumed, undertaken or otherwise become subject to any liability of any other person relating to or arising from Environmental, Health and Safety Laws, except as would not reasonably be expected to have or result in a material adverse effect on the Company.

(viii) There exist no Environmental Conditions relating to any currently or previously owned, leased, operated or otherwise used properties which, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company.

(ix) As used in this Agreement:

(u) the term “Environment” means soil, surface waters, ground water, land, stream sediment, surface and subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement;

(v) the term “Environmental, Health and Safety Claim” means any written or other claim, demand, suit, action, proceeding, order, investigation or notice to any of the Company Entities or the Parent Entities, as applicable, by any person alleging any potential liability (including potential liability for investigatory costs, risk assessment costs, cleanup costs, removal costs, remedial costs, operation and maintenance costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from (1) alleged noncompliance with any Environmental, Health and Safety Law or Environmental Permit, (2) alleged injury or damage arising from exposure to

Hazardous Substances, or (3) the presence, Release or threatened Release into the Environment, of any Hazardous Substance at or from any location, whether or not owned, leased, operated or otherwise used by the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, as applicable;

(w) the term “Environmental, Health and Safety Laws” means all Laws relating to (1) pollution or protection of the Environment, (2) emissions, discharges, Releases or threatened Releases of Hazardous Substances, (3) threats to human health or ecological resources arising from exposure to Hazardous Substances, (4) the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, (5) mining and reclamation, or (6) employee health and safety, and includes the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conversation and Recovery Act, the Clean Air Act, the Clean Water Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Surface Mining Control and Reclamation Act, the Occupational Safety and Health Act, the Mine Safety and Health Act, the Mine Improvement and New Emergency Response Act, and any similar foreign, state or local Laws;

(x) the term “Hazardous Substance” means (1) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, toxic mold, radiation and radioactive materials, (2) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), petroleum or petroleum-derived substances or wastes, leaded paints, radon gas or related materials, (3) any substance that requires removal or remediation under any applicable Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (4) any substance that is regulated under any applicable Environmental Law;

(y) the term “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, placing and the like, or otherwise entering into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances and any condition that results in exposure of a person to a Hazardous Substance);

(z) the term “Law” means any foreign, federal, state or local law, statute, code, ordinance, regulation, rule, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity;

(aa) the term “Environmental Permit” means all Permits and the timely submission of applications for Permits, as required under applicable Environmental Laws; and

(bb) the term “Environmental Condition” means any contamination, damage, injury or other condition related to Hazardous Substances or workplace safety and includes any present or former Hazardous Substance treatment, storage, disposal or recycling units, underground storage tanks, wastewater treatment or management systems, wetlands, sumps, lagoons, impoundments, landfills, ponds, incinerators, wells, asbestos-containing materials, or PCB-containing articles.

(l) Real Property; Assets.

(i) The Company or a Company Subsidiary has good and marketable title to each parcel of or interest in real property owned by the Company or a Company Subsidiary (the “Company Owned Real Property”).

(ii) The Company Owned Real Property and all real property interests leased or otherwise held by the Company and the Company Subsidiaries (the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”) constitute all of the real property occupied or used by the Company and the Company Subsidiaries in connection with the operation of their respective businesses as currently conducted. The Company or a Company Subsidiary has a valid leasehold interest in or valid rights to all material Company Leased Real Property. The Company has made available to Parent true and complete copies of all material leases of the Company Leased Real Property (the “Company Leases”). No option, extension or renewal has been exercised under any Company Lease except options, extensions or renewals that would not have a material and adverse impact on the Company’s ability to conduct its mining operations at any of its business units, whose exercise has been evidenced by a written document, a true and complete copy of which has been made available to Parent with the corresponding Company Lease. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all Company Leases to which it is a party and under which it is in occupancy, and all such Company Leases are in full force and effect. To the knowledge of the Company, the lessors under the Company Leases to which the Company or a Company Subsidiary is a party have complied in all material respects with the terms of their respective Company Leases. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such Company Leases, except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

(iii) None of the Company Owned Real Property or Company Leased Real Property is subject to any Liens (whether absolute, accrued, contingent or otherwise), except Permitted Liens.

(iv) (A) The Company Entities have good and marketable title to all properties, assets and rights relating to or used or held for use in connection with the business of the Company Entities and such properties, assets and rights comprise all of the assets required for the conduct of the business of the Company Entities as now being conducted and (B) all such properties, assets and rights are in all material respects adequate for the purposes for which such assets are currently used or held for use, and are serviceable and in reasonably good operating condition (subject to normal wear and tear), except in each case where such failure would not reasonably be expected to have or result in a material adverse effect on the Company.

(m) Company Intellectual Property.

(i) The term “Company Intellectual Property” means all of the following that is owned by, issued or licensed to the Company or the Company Subsidiaries or used in the business of the Company or the Company Subsidiaries: (A) all patents, trademarks, trade names, trade dress, assumed names, service marks, logos, copyrights, Internet domain names and corporate names together with all applications, registrations, renewals and all goodwill associated therewith; (B) all trade secrets and confidential information (including customer lists, know-how, formulae, manufacturing and production processes, research, financial business information and marketing plans); (C) information technologies (including software programs, data and related documentation); and (D) other intellectual property rights and all copies and tangible embodiments of any of the foregoing in whatever form or medium.

(ii) (A) The Company or the Company Subsidiaries own and possess all right, title and interest in and to, or have a valid and enforceable license to use, the Company Intellectual Property necessary for the operation of their respective businesses as currently conducted; (B) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently outstanding or is threatened and, to the knowledge of the Company, there are no grounds for the same; (C) neither the Company nor any of the Company Subsidiaries has received any written notices of, or is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or other conflict with, any third party with respect to the Company Intellectual Property; (D) to the knowledge of the Company, neither the Company nor the Company Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and neither the Company nor any of the Company Subsidiaries is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company’s and the Company Subsidiaries’ respective businesses as currently conducted, except, with respect to clauses (A), (B), (C) and (D), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

(iii) (A) The transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest of the Company and the Company Subsidiaries in and to the Company Intellectual Property; and (B) the Company or each of the Company Subsidiaries, as the case may be, has taken all necessary action to maintain and protect the material Company Intellectual Property and, until the Effective Time, shall continue to maintain and protect the material Company Intellectual Property.

(n) Labor Agreements and Employee Issues. The Company and the Company Subsidiaries have made available to Parent all collective bargaining agreements or other agreements with any union or labor organization to which the Company or any of the Company Subsidiaries is a party. The Company and the Company Subsidiaries are in material compliance with each such collective bargaining agreement or other agreement. The Company is unaware of any effort, activity or proceeding of any labor organization (or representative thereof) to organize any other of its or their employees. The Company and the Company Subsidiaries are not, and have not since December 31, 2006, been subject to any pending, or to the knowledge of the

Company, threatened (i) unfair labor practice charges and/or complaint, (ii) grievance proceeding or arbitration proceeding arising under any collective bargaining agreement or other labor agreement to which the Company or any Company Subsidiary is a party, (iii) claim, suit, action or governmental investigation relating to employees, including discrimination, wrongful discharge, or violation of any state and/or federal statute relating to employment practices, (iv) strike, lockout or dispute, slowdown or work stoppage or (v) claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of the Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from the Company or any Company Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the Company. Neither the Company nor the Company Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company or the Company Subsidiaries.

(o) Certain Contracts. Schedule 3.1(o) of the Company Disclosure Letter sets forth a true and correct list of each contract, arrangement, commitment or understanding to which the Company or a Company Subsidiary is a party to or is bound (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole; (iii) pursuant to which the Company and its Subsidiaries expect to pay or receive payments in excess of $100 million during the 12 month period following the date hereof; or (iv) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement (each of the foregoing, a “Company Material Contract”). Each Company Material Contract is valid and binding on the Company and any Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. There is no default under any Company Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, in each case except as would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Company. All contracts, agreements, arrangements or understandings of any kind between any affiliate of the Company (other than any wholly owned Company Subsidiary), on the one hand, and the Company or any Company Subsidiary, on the other hand, are on terms no less favorable to the Company or to such Company Subsidiary than would be obtained with an unaffiliated third party on an arm’s-length basis.

(p) Insurance. Section 3.1(p) of the Company Disclosure Letter contains a list of all material insurance policies that are owned by the Company or any of the Company Subsidiaries or which names the Company or any of the Company Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or any of the Company Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect, are in such amounts and cover such losses and risks as are consistent with industry practice and, in the reasonable judgment of senior management of the Company, are adequate to protect the properties and businesses of the Company and the Company Subsidiaries and all premiums due thereunder have been paid. Neither the Company nor any of the Company Subsidiaries is in material breach or default under, or has received notice of cancellation of, any such insurance policies.

(q) Interested Party Transactions. No event has occurred since December 31, 2007 that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act.

(r) Voting Requirement. The affirmative vote at the Company Stockholders Meeting of at least a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock to adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby (collectively, the “Company Stockholder Approval”).

(s) State Takeover Statutes. The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Statute”) (including the interested stockholder provisions codified in Section 203 of the DGCL) or any anti-takeover provision in the Company Charter or the Company’s by-laws is applicable to this Agreement, the Merger and the transactions contemplated by this Agreement. The Board of Directors of the Company has (i) duly and validly approved this Agreement, (ii) determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, and (iii) resolved to recommend to such stockholders that they vote in favor of the Merger, subject to Section 4.2(c).

(t) Opinion of Financial Advisor. The Company has received the opinion of Citigroup Global Markets Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of shares of Company Common Stock, a signed copy of which opinion has been delivered to Parent.

(u) Brokers. Except for Citigroup Global Markets Inc., no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement, in connection with the transactions contemplated by this Agreement, of the persons to whom such fees, commissions or expenses are payable.

Section 3.2 Representations and Warranties of Parent and Merger Sub. Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the disclosure letter delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), provided, however, that a matter disclosed in the Parent Disclosure Letter with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty, and except as set forth in the Recent Parent SEC Reports, each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation and has the requisite corporate authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and the bylaws of Parent and Merger Sub, each as amended to date.

(b) Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each subsidiary of Parent (collectively, the “Parent Subsidiaries” and, together with Parent, the “Parent Entities”) (i) have been validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens other than Permitted Liens and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Parent Subsidiaries are beneficially owned, directly or indirectly, by Parent. Parent does not, directly or indirectly, own more than 20% but less than 100% of the capital stock or other equity interest in any person other than the Parent Subsidiaries.

(c) Capital Structure. The authorized capital stock of Parent consists entirely of (i) 224,000,000 shares of Parent Common Stock and (ii) 7,000,000 shares of preferred stock of Parent, of which (x) 3,000,000 shares have been designated as Serial Preferred Stock, Class A, without par value, of which 172,500 shares have been designated as 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock (“Series A-2 Preferred Stock”), and (y) 4,000,000 shares have been designated as Serial Preferred Stock, Class B, without par value. At the close of business on July 14, 2008: (i) 104,145,300 shares of Parent Common Stock were issued and outstanding (including 1,936,799 shares of restricted stock); (ii) 30,478,228 shares of Parent Common Stock were held by Parent in its treasury; (iii) 19,555 shares of Series A-2 Preferred Stock were issued and outstanding and no shares of Parent Common Stock were reserved for issuance in connection with the conversion of the Series A-2 Preferred Stock; and (iv) no shares of Parent Common Stock were subject to issued and outstanding options to purchase Parent Common Stock granted under Parent’s 2007 Incentive Equity Plan (the “2007 Incentive Plan”), Parent’s 1992 Incentive Equity Plan, as amended (the “1992 IEP”), Parent’s 1996 Nonemployee Directors’ Compensation Plan, as amended and restated (the “1996 Directors’ Plan”), Parent’s Nonemployee Directors’ Deferred Compensation Plan (the “Directors’ DCP”), and Parent’s Long-Term Incentive Program (the “Parent LTIP” and,

together with the 2007 Incentive Plan, the 1992 IEP, the 1996 Directors’ Plan, the Directors’ DCP, and the Parent LTIP, the “Parent Stock Plans” and such stock options, collectively the “Parent Stock Options”). Parent has made available to the Company a list, as of the close of business on July 14, 2008, of the number of performance share grants issued for the 2006-2008, 2007-2009 and 2008-2010 performance periods. The shares of Series A-2 Preferred Stock that are issued and outstanding are entitled to vote on the Merger together with the Parent Common Stock, as a single class and each share of Series A-2 Preferred Stock is entitled to one vote thereon. As of the close of business on July 14, 2008, each share of Series A-2 Preferred Stock is currently convertible into 133.0646 shares of Parent Common Stock at a conversion price of $7.52 per share of Parent Common Stock. As of July 14, 2008, the total number of votes entitled to be cast at the Parent Stockholders Meeting with respect to the transactions contemplated hereby is 104,164,855. All outstanding shares of capital stock of Parent are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights. Except as otherwise provided in this Section 3.2(c), there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of Parent, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent or any Parent Subsidiary, or (iii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or any Parent Subsidiary. Except as otherwise provided in this Section 3.2(c), there are no outstanding obligations of Parent or any Parent Subsidiary to (i) issue, deliver or sell, or caused to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or any Parent Subsidiary or (ii) repurchase, redeem or otherwise acquire any such securities. Neither Parent nor any Parent Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as otherwise provided in this Section 3.2(c), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive from Parent or a Parent Subsidiary any payment based on the revenues, earnings or financial performance of Parent or any Parent Subsidiary or assets or calculated in accordance therewith.

(d) Authority; Noncontravention. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively, subject to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the articles of incorporation or by-laws (or comparable organizational documents) of any of the Parent Entities, (ii) assuming that all the consents, approvals and filings referred to in the next sentence are duly obtained and/or made, (A) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to any of the Parent Entities or by which their respective properties or assets are bound, or (B) conflict with or violate any judgment, order, decree or Law applicable to Parent, Merger Sub or their respective properties or assets, other than, in the case of clause (ii) (A) and (B) and (iii) any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or third party is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for: (i) the filing with the SEC of (A) the Form S-4 and a proxy statement/prospectus relating to the Parent Stockholders Meeting and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the filing of a premerger notification and report form by Parent under the HSR Act; (iv) filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Merger to be listed on the NYSE; (v) such governmental consents, qualifications or filings as are customarily obtained or made in connection with the transfer of interests or the change of control of ownership in properties used for the mining, processing or shipping of coal or iron ore, including notices and consents relating to or in connection with mining, reclamation and environmental Permits, in each case under the applicable Laws of Alabama, Michigan, Kentucky, Virginia, Minnesota, West Virginia, Pennsylvania, United States, Australia, and Canada, and (vi) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent.

(e) SEC Reports and Financial Statements; Undisclosed Liabilities; Internal Controls.

(i) Parent has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act and the Exchange Act with the SEC since December 31, 2006 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff.

(ii) The financial statements of Parent included in the Parent SEC Documents, comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and on that basis fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). No Parent Subsidiary is required to make any filings with the SEC. Except as disclosed in the Parent SEC Documents filed since December 31, 2007 and prior to the date of this Agreement (the “Recent Parent SEC Reports”), since December 31, 2007, Parent and the Parent Subsidiaries have not incurred any liabilities (direct, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of Parent and the Parent Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business and (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent.

(iii) The records, systems, controls, data and information of Parent and the Parent Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or their accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have or result in a material adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Parent SEC Documents, Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Parent (A) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies or material weakness in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has made available to the Company a summary of any such disclosure made by the Parent management to the Parent’s auditors or audit committee of the Parent’s Board of Directors since December 31, 2007.

(f) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders and Parent’s stockholders or at the time of the Parent Stockholders Meeting or the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement, as the case may be.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2007, (i) each of the Parent Entities has conducted their respective operations only in the ordinary course consistent with past practice, (ii) there has not been any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent and, (iii) none of the Parent Entities has taken any action that if taken after the date of this Agreement would constitute a violation of Section 4.1(b).

(h) Compliance with Applicable Laws; Litigation.

(i) The operations of the Parent Entities have not been since January 1, 2006 and are not being conducted in violation of any Law (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001) or any Permit necessary for the conduct of their respective businesses as currently conducted, except where such violations, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. None of the Parent Entities has received any written notice, or has knowledge of any claim, alleging any such violation.

(ii) The Parent Entities hold all Permits necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. None of the Parent Entities has received written notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Parent has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any such Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent.

(iii) There is no suit, action or proceeding by or before any Governmental Entity pending (or, to the knowledge of Parent, threatened), except for any such suit, action or proceeding that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby, to which Parent or any Parent Subsidiary is a party or against Parent or any Parent Subsidiary or any of their properties or assets that would reasonably be expected to have or result in a material adverse effect on Parent. As of the date hereof, there is no suit, action or proceeding by or before any Governmental Entity pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary challenging or seeking to prohibit the execution, delivery or performance this Agreement or any of the transactions contemplated hereby.

(i) Employee Benefit Plans.

(i) Parent has made available to the Company a true and complete list of (A) each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, equity compensation, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained by Parent or any Parent Subsidiary or to which Parent or any Parent Subsidiary contributes or is obligated to contribute with respect to its employees, and (B) each change of control agreement providing benefits to any current employee, officer or director of Parent or any Parent Subsidiary, to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound (collectively, the “Parent Benefit Plans”). With respect to each Parent Benefit Plan, no event has occurred and there exists no condition or set of circumstances in connection with which Parent or any Parent Subsidiary could be subject to any liability that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on Parent. Neither Parent nor any Parent Subsidiary has any liability (including contingent liability) with respect to any plan, agreement, arrangement or understanding of the type described in this paragraph other than the Parent Benefit Plans, other than liability that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Parent.

(ii) Each Parent Benefit Plan has been administered in accordance with its terms, all applicable Laws, including ERISA and the Code, and the terms of all applicable collective bargaining agreements, except for any failures so to administer any Parent Benefit Plan that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. Parent and all Parent Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. Each Parent Benefit Plan that is intended to be qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the knowledge of Parent, there exist no facts or circumstances that have caused or could cause a failure to be so qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Parent Benefit Plan or the exempt status of any such trust, except for any occurrence that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. All contributions to, and payments from, the Parent Benefit Plans that are required to have been made in accordance with such Parent Benefit Plans, ERISA or the Code have been timely made other than any failures that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent. All trusts providing funding for Parent Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Parent Benefit Plans, have been operated and administered in compliance with all applicable requirements such that neither Parent, any Parent Subsidiary, any Parent Benefit Plan nor such trust or fund is subject to any taxes, penalties or other liabilities imposed as a consequence of failure to comply with such requirements, other than any liability that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Parent. No welfare benefit fund (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Parent Benefit Plans has provided any “disqualified benefit” (as defined in Section 4976(b)(1) of the Code) for which Parent or any Parent Subsidiary has or had any liability for the excise tax imposed by Section 4976 of the Code which has not been paid in full, other than any liability that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Parent.

(iii) Other than as would not reasonably be expected to have or result in a material adverse effect on the Parent, neither Parent nor any trade or business, whether or not incorporated, which, together with Parent, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b) or 414(c) of the Code (a “Parent ERISA Affiliate”) has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition exists that presents a risk to Parent or any Parent ERISA Affiliate of incurring any such liability or failure. None of the Parent Benefit Plans (other than Multiemployer Plans) are defined benefit plans within the meaning of ERISA or subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.

(iv) Except as would not reasonably be expected to have or result in a material adverse effect on the Parent, no Parent Benefit Plan provides medical or life insurance benefits (whether or not insured) with respect to current or former employees or officers or directors after retirement or other termination of service, other than any such coverage required by Law, and Parent and the Parent Subsidiaries have reserved all rights necessary to amend or terminate each of the Parent Benefit Plans without the consent of any other person.

(v) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of Parent or the Parent Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

(vi) Neither the Parent nor any Parent Subsidiary is a party to any agreement, contract or arrangement (including this Agreement) that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No Parent Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the Code or any income taxes under the Code.

(vii) With respect to each Parent Benefit Plan, Parent has delivered or made available to the Company a true and complete copy of: (A) Parent Benefit Plan, including all Parent Benefit Plan documents and trust agreements; (B) the most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to the Company or in the Parent Disclosure Letter, there are no material amendments to any Parent Benefit Plan that have been adopted or approved nor has Parent or any Parent Subsidiary undertaken to make any such material amendments or to adopt or approve any new Parent Benefit Plan.

(viii) No Parent Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan. None of the Parent, the Parent Subsidiaries nor any of their respective Parent ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of Parent, the Parent Subsidiaries nor any of their respective Parent ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan that has not been satisfied in full, nor does Parent have any material contingent liability with respect to any withdrawal from any Multiemployer Plan. None of Parent, the Parent Subsidiaries nor any of their respective Parent ERISA Affiliates would incur any material withdrawal liability (within the meaning of Part 1 of Subtitle E of Title I of ERISA) if Parent, the Parent Subsidiaries or any of their respective Parent ERISA Affiliates withdrew (within the meaning of Part 1 of Subtitle E of Title I of ERISA) on or prior to the Closing Date from each Multiemployer Plan to which Parent, the Parent Subsidiaries or any of their respective Parent ERISA Affiliates has an obligation to contribute on the date of this Agreement. To the knowledge of the Parent, no Multiemployer Plan to which Parent, the Parent Subsidiaries or any of their respective Parent ERISA Affiliates contributes or otherwise has any liability (contingent or otherwise) has incurred an accumulated funding deficiency within the meaning of Section 431(a) of the Code or Section 304(a) of ERISA, is insolvent, is in reorganization (within the meaning of Section 4241 of ERISA), is reasonably likely to commence reorganization, is in “endangered” or “critical” status (as such terms are defined in Section 432 of the Code) or is reasonably likely to be in endangered or critical status.

(ix) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, or to Parent’s knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any material liability of Parent or any Parent Subsidiaries to the PBGC, the United States Department of Treasury, the United States Department of Labor, any Multiemployer Plan, any Parent Benefit Plan, any participant in a Parent Benefit Plan, any employee benefit plan with respect to which Parent or any Parent Subsidiary has any contingent liability, or any participant in an employee benefit plan with respect to which Parent or any Parent Subsidiary has any contingent liability, other than any liability that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Parent.

(x) To the knowledge of the Parent, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Parent Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on Parent or any of the Parent Subsidiaries, other than any liability that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Parent.

(xi) All contributions, transfers and payments in respect of any Parent Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code, except as would not reasonably be expected to have or result in a material adverse effect on the Parent.

(xii) With respect to any insurance policy that has, or does, provide funding for benefits under any Parent Benefit Plan, to the knowledge of the Parent, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Parent, no such proceedings with respect to any insurer are imminent.

(xiii) For purposes of this Section 3.2(i) only, the term “employee” will be considered to include individuals rendering personal services to Parent or any Parent Subsidiary as independent contractors.

(j) Taxes. (i) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent, Parent and each Parent Subsidiary have timely filed all Tax Returns required to be filed, and all such returns are true, correct, and complete; (ii) Parent and each Parent Subsidiary has paid all Taxes due whether or not shown on any Tax Return, except, in the cases of (i) and (ii) hereof, with respect to Taxes that are being contested in good faith by appropriate proceedings; (iii) there are no pending or, to the knowledge of Parent, threatened, audits, examinations, investigations or other proceedings in respect of Taxes relating to Parent or any Parent Subsidiary; (iv) there are no Liens for Taxes upon the assets of Parent or any Parent Subsidiary, other than Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings; (v) neither Parent nor any of the Parent Subsidiaries has any liability for Taxes of any person (other than Parent and the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law) as a transferee or successor, by contract, or otherwise; (vi) neither Parent nor any Parent Subsidiary is a party to any agreement or arrangement relating to the allocation, sharing or indemnification of Taxes; (vii) neither Parent nor any Parent Subsidiary has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (viii) no deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any Parent Subsidiary for which adequate reserves in accordance with GAAP have not been created; (ix) neither Parent nor any Parent Subsidiary will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any comparable provision of Law) as a result of a change in method of accounting for any Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of Parent or any Parent Subsidiary for any Pre-Closing Tax Period; (x) the financial statements included in the Parent SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes for which Parent or any Parent Subsidiary may be liable for all taxable periods and portions thereof through the date hereof; (xi) no person has granted any extension or waiver of the statute of limitations period applicable to any Tax of Parent or any Parent Subsidiary or any affiliated, combined or unitary group of which Parent or any Parent Subsidiary is or was a member, which period (after giving effect to such extension or waiver) has not yet expired, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law); (xii) Parent and each Parent Subsidiary have withheld and remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have complied in all material respects with all applicable Laws relating to information reporting; (xiii) neither Parent nor any Parent Subsidiary has distributed the stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (xiv) neither Parent nor any Parent Subsidiary has participated in any transaction that has been identified by the Internal Revenue Service in any published guidance as a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4); and (xv) the consolidated federal income Tax Returns of Parent have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 2003.

(k) Environmental Matters.

(i) Except where noncompliance, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent, the Parent Entities are and have been for the past three years in compliance with all applicable Environmental, Health and Safety Laws and Environmental Permits.

(ii) There are no written Environmental, Health and Safety Claims pending or, to the knowledge of Parent, threatened, against Parent or any Parent Subsidiary and, to the knowledge of Parent, there are no existing conditions, circumstances or facts which could give rise to an Environmental, Health and Safety Claim, other than Environmental, Health and Safety Claims or conditions, circumstances or facts as would not reasonably be expected to have or result in a material adverse effect on Parent.

(iii) Parent has made available to the Company all material information, including such studies, reports, correspondence, notices of violation, requests for information, audits, analyses and test results and any other documents, in the possession, custody or control of the Parent Entities relating to (A) the Parent Entities’ compliance or noncompliance within the previous two years with Environmental, Health and Safety Laws and Environmental Permits, and (B) Environmental Conditions on, under or about any of the properties or assets owned, leased, operated or otherwise used by any of the Parent Entities at the present time or for which any of the Parent Entities may be responsible or liable.

(iv) No Hazardous Substance has been generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned, leased, operated or otherwise used properties in violation of applicable Environmental, Health and Safety Laws or Environmental Permits that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on Parent, and there have been no Releases of any Hazardous Substance in, on, under, from or affecting any currently or previously owned, leased, operated or otherwise used properties that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on Parent.

(v) None of Parent or the Parent Subsidiaries has received from any Governmental Entity or other third party any written (or, to the knowledge of Parent, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of any Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities.

(vi) Neither this Agreement nor the transactions contemplated hereby will result in any requirement for environmental disclosure, investigation, cleanup, removal or remedial action, or notification to or consent of any Governmental Entity or third party, with respect to any property owned, leased, operated or otherwise used by Parent or any Parent Subsidiary, pursuant to any Environmental, Health and Safety Law, including any so-called “property transfer law.”

(vii) None of Parent or the Parent Subsidiaries has assumed, undertaken or otherwise become subject to any liability of any other person relating to or arising from Environmental, Health and Safety Laws, except as would not reasonably be expected to have or result in a material adverse effect on Parent.

(viii) There exist no Environmental Conditions relating to any currently or previously owned, leased, operated or otherwise used properties which, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on Parent.

(l) Real Property; Assets.

(i) The Parent or a Parent Subsidiary has good and marketable title to each parcel of or interest in real property owned by Parent or a Parent Subsidiary (the “Parent Owned Real Property”).

(ii) The Parent Owned Real Property and all real property interests leased or otherwise held by Parent and the Parent Subsidiaries (the “Parent Leased Real Property”) and, together with the Parent Owned Real Property, the “Parent Real Property”) constitute all of the real property occupied or used by Parent and the Parent Subsidiaries in connection with the operation of their respective businesses as currently conducted. Parent or a Parent Subsidiary has a valid leasehold interest in or valid rights to all material Parent Leased Real Property. Parent has made available to the Company true and complete copies of all material leases of the Parent Leased Real Property (the “Parent Leases”). No option, extension or renewal has been exercised under any Parent Lease except options, extensions or renewals that would not have a material and adverse impact on Parent’s ability to conduct its mining operations at any of its business units, whose exercise has been evidenced by a written document, a true and complete copy of which has been made available to the Company with the corresponding Parent Lease. Each of Parent and the Parent Subsidiaries has complied in all material respects with the terms of all Parent Leases to which it is a party and under which it is in occupancy, and all such Parent Leases are in full force and effect. To the knowledge of Parent, the lessors under the Parent Leases to which Parent or a Parent Subsidiary is a party have complied in all material respects with the terms of their respective Parent Leases. Each of Parent and the Parent Subsidiaries enjoys peaceful and undisturbed possession under all such Parent Leases, except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent.

(iii) None of the Parent Owned Real Property or Parent Leased Real Property is subject to any Liens (whether absolute, accrued, contingent or otherwise), except Permitted Liens.

(iv) (A) The Parent Entities have good and marketable title to all properties, assets and rights relating to or used or held for use in connection with the business of the Parent Entities and such properties, assets and rights comprise all of the assets required for the conduct of the business of the Parent Entities as now being conducted and (B) all such properties, assets and rights are in all material respects adequate for the purposes for which such assets are currently used or held for use, and are serviceable and in reasonably good operating condition (subject to normal wear and tear), except in each case where such failure would not reasonably be expected to have or result in a material adverse effect on Parent.

(m) Parent Intellectual Property.

(i) The term “Parent Intellectual Property” means all of the following that is owned by, issued or licensed to Parent or the Parent Subsidiaries or used in the business of Parent or the Parent Subsidiaries: (A) all patents, trademarks, trade names, trade dress, assumed names, service marks, logos, copyrights, Internet domain names and corporate names together with all applications, registrations, renewals and all goodwill associated therewith; (B) all trade secrets and confidential information (including customer lists, know-how, formulae, manufacturing and production processes, research, financial business information and marketing plans); (C) information technologies (including software programs, data and related documentation); and (D) other intellectual property rights and all copies and tangible embodiments of any of the foregoing in whatever form or medium.

(ii) (A) Parent or the Parent Subsidiaries own and possess all right, title and interest in and to, or have a valid and enforceable license to use, the Parent Intellectual Property necessary for the operation of their respective businesses as currently conducted; (B) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Parent Intellectual Property has been made, is currently outstanding or is threatened and, to the knowledge of Parent, there are no grounds for the same; (C) neither Parent nor any of the Parent Subsidiaries has received any written notices of, or is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or other conflict with, any third party with respect to the Parent Intellectual Property; (D) to the knowledge of Parent, neither Parent nor the Parent Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and neither Parent nor any of the Parent Subsidiaries is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of Parent’s and the Parent Subsidiaries’ respective businesses as currently conducted except, with respect to clauses (A), (B), (C) and (D), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent.

(iii) (A) The transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest of Parent and the Parent Subsidiaries in and to the Parent Intellectual Property; and (B) Parent or each of the Parent Subsidiaries, as the case may be, has taken all necessary action to maintain and protect the material Parent Intellectual Property.

(n) Labor Agreements and Employee Issues. Parent and the Parent Subsidiaries have made available to the Company all collective bargaining agreements or other agreements with any union or labor organization to which Parent or any of the Parent Subsidiaries is a party. Parent and the Parent Subsidiaries are in material compliance with each such collective bargaining agreement or other agreement. Parent is unaware of any effort, activity or proceeding of any labor organization (or representative thereof) to organize any other of its or their employees. Parent and the Parent Subsidiaries are not subject to any pending, or to the knowledge of Parent, threatened (i) unfair labor practice charges and/or complaint, (ii) grievance proceeding or arbitration proceeding arising under any collective bargaining agreement or other labor agreement to which Parent or any Parent Subsidiary is a party, (iii) claim, suit, action or governmental investigation relating to employees, including discrimination, wrongful discharge, or violation of any state and/or federal statute relating to employment practices, (iv) strike, lockout or dispute, slowdown or work stoppage or (v) claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of Parent or any of the Parent Subsidiaries is or may be entitled to claim indemnification from Parent or any Parent Subsidiary, except for the foregoing which would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on Parent. Neither Parent nor the Parent Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of Parent or the Parent Subsidiaries.

(o) Certain Contracts. Schedule 3.2(o) of the Parent Disclosure Letter sets forth a true and correct list of each contract, arrangement, commitment or understanding to which Parent or a Parent Subsidiary is a party to or is bound (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that contains covenants that limit the ability of Parent or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of Parent and its Subsidiaries, taken as a whole; (iii) pursuant to which Parent and its Subsidiaries expect to pay or receive payments in excess of $100 million during the 12 month period following the date hereof; or (iv) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement (each of the foregoing, a “Parent Material Contract”). Each Parent Material Contract is valid and binding on Parent and any Parent Subsidiary that is a party thereto and, to the knowledge of Parent, each other party thereto and is in full force and effect. There is no default under any Parent Material Contract by Parent or any Parent Subsidiary or, to the knowledge of Parent, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of Parent Subsidiaries, or to the knowledge of Parent, by any other party, in each case except as would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on Parent. All contracts, agreements, arrangements or understandings of any kind between any affiliate of Parent (other than any wholly owned Parent Subsidiary), on the one hand, and Parent or any Parent Subsidiary, on the other hand, are on terms no less favorable to Parent or to such Parent Subsidiary than would be obtained with an unaffiliated third party on an arm’s-length basis.

(p) Insurance. Section 3.2(p) of the Parent Disclosure Letter contains a list of all material insurance policies that are owned by Parent or any of the Parent Subsidiaries or which names Parent or any of the Parent Subsidiaries as an insured (or loss payee), including those which pertain to Parent’s or any of the Parent Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect, are in such amounts and cover such losses and risks as are consistent with industry practice and, in the reasonable judgment of senior management of Parent, are adequate to protect the properties and businesses of Parent and the Parent Subsidiaries and all premiums due thereunder have been paid. Neither Parent nor any of the Parent Subsidiaries is in material breach or default under, or has received notice of cancellation of any such insurance policies.

(q) Interested Party Transactions. No event has occurred since December 31, 2007 that would be required to be reported by Parent pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act.

(r) Voting Requirement. The affirmative vote at the Parent Stockholders Meeting of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of Parent Common Stock and Series A-2 Preferred Stock, voting together as a class, is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby (the “Parent Stockholder Approval”).

(s) Opinion of Financial Advisor. Parent has received the opinion of J.P. Morgan Securities Inc., dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to Parent, a signed copy of which opinion has been delivered to the Company.

(t) Brokers. Except for J.P. Morgan Securities, Inc., no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has furnished to the Company true and complete copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement, in connection with the transactions contemplated by this Agreement, of persons to whom such fees, commissions or expenses are payable.

(u) Availability of Funds. Parent has fully committed debt financing in an amount sufficient to pay the Cash Consideration and all fees, expenses and other amounts contemplated to be paid by Parent or its Affiliates by this Agreement, and Parent has provided the Company true, correct and accurate copies of the commitment letters in respect of such debt financing. At the Closing, Parent will have available cash in an amount sufficient for Parent and Merger Sub to timely pay the Cash Consideration and all fees, expenses and other amounts contemplated to be paid by Parent or its Affiliates by this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business.

(a) Conduct of Business by the Company. Except as (w) set forth on Section 4.1(a) of the Company Disclosure Letter, (x) required by applicable Law, (y) permitted or contemplated by this Agreement or (z) consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this

Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in all material respects in accordance with their ordinary course consistent with past practice and, to the extent consistent therewith, subject to the restrictions set forth below in this Section 4.1(a), use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and other key managers and preserve their relationships with customers, suppliers, distributors and other persons having business dealings with them. Without limiting the generality of the foregoing, except as (w) set forth on Section 4.1(a) of the Company Disclosure Letter, (x) required by applicable Law, (y) contemplated by this Agreement or (z) consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, the Company shall not and shall not permit any Company Subsidiary to:

(i) (A) other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or (C) except pursuant to agreements entered into with respect to the Company Stock Plans that are in effect as of the close of business on the date of this Agreement, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) except as set forth in Section 4.1(a)(ii) of the Company Disclosure Letter, issue or authorize the issuance of, deliver, sell, pledge or otherwise encumber or subject to any Lien (except Permitted Liens), any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of the Company Stock Options under the Company Stock Plans or in connection with other awards under the Company Stock Plans outstanding as of the date of this Agreement, and in accordance with their present terms; provided that the Compensation Committee of the Company may exercise discretion in good faith to make adjustments to outstanding Performance Share awards to provide that upon completion of the Merger, Performance Shares granted in 2006 vest either based on actual performance through the earlier of the Closing Date or December 31, 2008, or at target, which ever is more favorable to the grantee, to the extent the Compensation Committee deems appropriate and in the interest of the Company;

(iii) (A) except as set forth in Section 4.1(a)(iii) of the Company Disclosure Letter, amend its certificate of incorporation or by-laws (or other comparable organizational documents), or (B) merge or consolidate with any person other than another Company Entity;

(iv) except as set forth in Section 4.1(a)(iv) of the Company Disclosure Letter, sell, lease, license, mortgage or otherwise encumber or subject to any Lien (except Permitted Liens) or otherwise dispose of any of its properties or assets other than dispositions of inventory or equipment in the ordinary course of business consistent with past practice;

(v) enter into commitments for capital expenditures involving (i) in the case of capital expenditures in respect of individual items of equipment more than $5,000,000 million individually or (ii) more than $50,000,000 in the aggregate, except, in each case, in accordance with the capital expenditure budget set forth in Section 4.1(a)(v) of the Company Disclosure Letter or as may be otherwise be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, as reflected in the capital plan of the Company previously provided to Parent;

(vi) other than in the ordinary course of business consistent with past practice, incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur any short-term indebtedness other than (A) up to $10 million of short-term indebtedness under lines of credit, insurance arrangements or bonding agreements existing on the date of this Agreement; (B) indebtedness incurred in the ordinary course of business in accordance with the agreements or instruments listed in Section 4.1(a)(vi) of the Company Disclosure Letter, (C) as described in Section 4.1(a)(vi) of the Company Disclosure Letter, or (D) solely between the Company and a direct or indirect wholly-owned Company Subsidiary or between direct or indirect wholly-owned Company Subsidiaries;

(vii) except to the extent required under existing plans, agreements, or arrangements as in effect on the date hereof, (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any current or former director or consultant of the Company or any Company Subsidiary; (B) other than in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any officer or employee of the Company or any Company Subsidiary; (C) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Benefit Plan; (D) enter into or amend any employment, bonus, severance, change in control, retention or any similar agreement or any collective bargaining agreement or, grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the Company or any Company Subsidiaries; or (E) pay or award any pension, retirement allowance or other non-equity incentive awards, or other employee or director benefit not required by any outstanding Company Benefit Plan; provided however, that notwithstanding the foregoing, the Company shall have the right to continue to make such changes to its 401(k) savings investment plan (the “401(k) Plan”) applicable to all Company Employees eligible to participate in such 401(k) Plan for plan years that begin after 2008, as the Company determines in its discretion, except that the benefits under the 401(k) Plan after such changes shall not exceed the benefits under the corresponding plan of the Parent;

(viii) change the accounting principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles);

(ix) acquire by merging or consolidating with, by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any material amount of assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice) for consideration in excess of $50 million in the aggregate;

(x) except consistent with past practice, make, change or rescind any express or deemed election with respect to Taxes, settle or compromise any claim or action relating to Taxes, or change any of its methods of accounting or of reporting income or deductions for Tax purposes;

(xi) satisfy any claims or liabilities other than the satisfaction in the ordinary course of business consistent with past practice, in accordance with their terms or in amounts not to exceed $5 million in 2008 and $2 million in 2009 (in each case net of insurance and indemnification payments payable to the Company and its Subsidiaries) in the aggregate or liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company included in the Recent SEC Reports or incurred in the ordinary course of business consistent with past practice since the date of the Recent SEC Reports;

(xii) make any loans, advances (other than advances to contract miners in excess of $10 million in the aggregate) or capital contributions to, or investments in, any other person in excess of $10 million in the aggregate, except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary and except for employee advances for expenses in the ordinary course of business consistent with past practice;

(xiii) other than in the ordinary course of business consistent with past practice or between the Company and any Company Subsidiary or two Company Subsidiaries, (A) modify, amend or terminate any Company Material Contract, (B) waive, release, relinquish or assign any of the Company’s or any Company Subsidiary’s material rights or claims under any Company Material Contract, or (C) cancel or forgive any indebtedness owed to the Company or any Company Subsidiary in excess of $2 million in the aggregate;

(xiv) except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to Section 4.2 (and in such case only in accordance with the terms of Section 4.2), take any action to exempt or not make subject to the provisions of Section 203 of the DGCL or any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Parent and the Parent

Subsidiaries), or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

(xv) authorize, commit or agree to take any of the foregoing actions.

(b) Conduct of Business by Parent. Except as (i) set forth on Section 4.1(b) of the Parent Disclosure Letter, (ii) otherwise required by applicable Law, (iii) otherwise permitted or contemplated by this Agreement or (iv) consented to in writing by the Company (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to, carry on their respective businesses in all material respects according to their ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers, distributors and other persons having business dealings with them. Without limiting the generality of the foregoing, except as (i) set forth on Section 4.1(b) of the Parent Disclosure Letter, (ii) otherwise required by applicable Law, (iii) otherwise contemplated by this Agreement or (iv) consented to in writing by the Company (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall not and shall not permit any Parent Subsidiary to:

(i) (A) other than dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, and other than regular quarterly cash dividends with respect to (a) Parent Common Stock not in excess of $0.25 per share of Parent Common Stock and (b) the Series A-2 Preferred Stock in accordance with the terms thereof, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or (C) except pursuant to agreements entered into with respect to the Parent Stock Plans that are in effect as of the close of business on the date of this Agreement, purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of the Parent Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue or authorize the issuance of, deliver, sell, pledge or otherwise encumber or subject to any Lien, any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of shares of Parent Common Stock (A) upon the exercise of the Parent Stock Options under the Parent Stock Plans or in connection with other awards under the Parent Stock Plans, (B) upon the conversion of the Series A-2 Preferred Stock, and (C) upon exercise of the Parent Rights under the Parent Rights Agreement, in any such case, outstanding as of the date of this Agreement, and in accordance with their present terms;

(iii) (A) amend its certificate of incorporation or by-laws (or other comparable organizational documents), or (B) merge or consolidate with any person;

(iv) other than in the ordinary course of business consistent with past practice, incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than (A) up to $10 million of short-term indebtedness under lines of credit existing on the date of this Agreement or (B) indebtedness incurred pursuant to the terms of Parent’s financings of the Cash Consideration as disclosed to the Company prior to the date hereof or as would not have a material adverse effect on the Parent or the combined company following the Merger;

(v) change the accounting principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles);

(vi) except in the ordinary course of business consistent with past practice, make, change or rescind any express or deemed election with respect to Taxes, settle or compromise any claim or action relating to Taxes, or change any of its methods of accounting or of reporting income or deductions for Tax purposes;

(vii) satisfy any claims or liabilities, other than the satisfaction, in the ordinary course of business consistent with past practice, in accordance with their terms or in an amount not to exceed $5 million in the aggregate, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Parent included in the Recent Parent SEC Reports or incurred in the ordinary course of business consistent with past practice since the date of the Recent Parent SEC Reports;

(viii) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between any wholly owned Parent Subsidiary and Parent or another wholly owned Parent Subsidiary and except for employee advances for expenses in the ordinary course of business consistent with past practice; or

(ix) authorize, commit or agree to take any of the foregoing actions.

(c) Conduct of Business by Merger Sub. During the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(d) Other Actions. Except as required by Law, the Company, Parent and Merger Sub shall not, and shall not permit any Company Subsidiary or Parent Subsidiary, as applicable, to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied before the end of six months from the date hereof; provided, that no party hereto shall be precluded from asserting its right not to take certain actions as permitted by the second sentence of Section 5.3(a).

(e) Advice of Changes. Each of the Company, Parent and Merger Sub shall promptly advise the other parties to this Agreement orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen would reasonably be expected to have, a material adverse effect on such party or the ability of the conditions set forth in Article VI to be satisfied before the end of six months from the date hereof; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement and no failure to comply with this Section 4.1(e) shall be taken into account for purposes of determining whether the conditions to Closing have been satisfied.

Section 4.2 No Solicitation by the Company.

(a) Company Takeover Proposal. The Company shall and shall cause the Company Subsidiaries and its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by the Company or any of the Company Subsidiaries, other than in the case of officers, directors and employees, in their capacity as such, (collectively, the “Company Representatives”) to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any Company Takeover Proposal. From and after the date of this Agreement, the Company shall not, shall cause the Company Subsidiaries not to, and shall direct the Company Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) enter into any Acquisition Agreement or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (iii) initiate or participate in any way in any discussions or negotiations regarding, or knowingly furnish or disclose to any person (other than a party hereto) any non-public information with respect to, or take any other action to knowingly facilitate or knowingly further any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, notwithstanding anything herein to the contrary, at any time prior to obtaining the Company Stockholder Approval, in response to an unsolicited bona fide written Company Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Proposal, and which Company Takeover Proposal was made after the date hereof and did not otherwise result from a breach of this Section 4.2, the Company may, if and only to the extent that the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that failure to do so could be reasonably likely to be a violation of its fiduciary duties to the stockholders of the Company under applicable Delaware Law, and subject to compliance with Section 4.2(c), (i) furnish non-public information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement; provided, however, that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (ii) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 4.2(a) by any Company Representative (other than in the case of officers, directors and employees, acting in their capacity as such) shall be deemed to be a breach of this Section 4.2(a) by the Company.

(b) Definitions. As used herein, (i) “Superior Proposal” means a bona fide written Company Takeover Proposal (except that the references in the definition thereof to “25%” shall be replaced by “75%”) that the Board of Directors of the Company determines in its good faith judgment (after consulting with outside counsel and a financial advisor of nationally recognized reputation), taking into account all legal, financial and regulatory and other aspects of the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), the likelihood and timing of required governmental approvals and consummation and the ability of the person making the proposal to finance and pay the contemplated consideration, would be more favorable to the stockholders of the Company than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Company Takeover Proposal) and (ii) “Company Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent or its affiliates) relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 25% or more of any class of equity securities of the Company, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company, or (D) any merger, consolidation, business combination, asset purchase, recapitalization or similar transaction involving the Company, other than the transactions contemplated or permitted by this Agreement.

(c) Actions by the Company. Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 4.2(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, if, prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company determines in good faith that failure to do so would be reasonably likely to be a violation of its fiduciary duties to the stockholders of the Company under applicable Delaware Law, the Company may (A) terminate this Agreement pursuant to Section 7.1(d)(iii) and cause the Company to enter into an Acquisition Agreement with respect to a Superior Proposal (which was made after the date hereof and did not otherwise result from a breach of this Section 4.2) or (B) make a Company Adverse Recommendation Change, if: (i) the Company provides written notice (a “Notice of Adverse Recommendation”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the amount of consideration or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation); (ii) for a period of three Business Days following Parent’s receipt of a Notice of Adverse Recommendation the Company negotiates with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Merger and not make such Company Adverse Recommendation Change (it being understood that such negotiation need not be exclusive); and (iii) if applicable, at the end of such three Business Day period, the Board of Directors of the Company continues to believe that the Company Takeover Proposal, if any, constitutes a Superior Proposal (after taking into account such adjustments to the terms and conditions of this Agreement). No Company Adverse Recommendation Change shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover Law (including Section 203 of the DGCL) or other state Law to be inapplicable to the Merger and the other transactions contemplated by this Agreement.

(d) Notice of Company Takeover Proposal. From and after the date of this Agreement, the Company shall promptly (but in any event within one calendar day) notify Parent in the event that the Company receives, directly or indirectly, (i) any Company Takeover Proposal; (ii) any request for non-public information relating to any of the Company Entities by any person that informs the Company or any Company Representative that such person is considering making, or has made, a Company Takeover Proposal, or (iii) any request for discussions or negotiations relating to a possible Company Takeover Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the material terms and conditions thereof and the identity of the other party or parties involved and promptly furnish to Parent and Merger Sub a copy of any such written inquiry, request or proposal. The Company agrees that it shall keep Parent reasonably informed, in all material respects, of the status and details (including amendments or proposed amendments) of any such request, Company Takeover Proposal or inquiry and keep Parent reasonably informed, in all material respects, as to the details of any information requested of or provided by the Company and as to the details of discussions or negotiations with respect to any such request, Company Takeover Proposal or inquiry, including by providing a copy of all material documentation of the Company Takeover Proposal.

(e) Rule 14e-2(a), Rule 14d-9 and Other Applicable Law. Nothing contained in this Section 4.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), failure to make such disclosure would reasonably be expected to violate its or the Company’s obligations under applicable Law; provided, however, that the Board of Directors of the Company may not effect a Company Adverse Recommendation Change, unless permitted to do so by Section 4.2(c), provided, further, that notwithstanding anything herein to the contrary, any “stop, look and listen” disclosure in and of itself shall not be considered a Company Adverse Recommendation Change.

(f) Return or Destruction of Confidential Information. The Company agrees that immediately following the execution of this Agreement it shall request each person which has heretofore executed a confidentiality agreement in connection with such person’s consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person by or on the Company’s behalf.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a) Form S-4 Proxy Statement. As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as Parent may reasonably request in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Joint Proxy Statement will be made by the Company or Parent, in each case, without providing the other party and its respective counsel the reasonable opportunity to review and comment thereon and giving due consideration to such comments. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information must be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of each of the Company and Parent.

(b) Stockholders Meetings.

(i) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with applicable Law, the Company Charter and by-laws for the purpose of obtaining the Company Stockholder Approval. Subject to Section 4.2(c), the Company shall (A) through the Board of Directors of the Company, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and include in the Joint Proxy Statement such recommendation and (B) use its reasonable best efforts to solicit and obtain such approval and adoption. Without limiting the generality of the foregoing, subject to its rights under Section 4.2(c), the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(b)(i) shall not be affected by any Company Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or its stockholders of any Company Takeover Proposal. The Company shall provide Parent with the Company’s stockholder list as and when requested by Parent, including at any time and from time to time following a Company Adverse Recommendation Change.

(ii) Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) in accordance with applicable Law, Parent’s Amended Articles of Incorporation and Regulations for the purpose of obtaining the Parent Stockholder Approval. Parent shall (A) through the Board of Directors of Parent, recommend to its stockholders the approval of the issuance of Parent Common Stock pursuant to this Agreement and include in the Joint Proxy Statement such recommendation, (B) use its reasonable best efforts to solicit and obtain such approval and (C) not withdraw or modify, or publicly propose to withdraw or modify, the recommendation contemplated by clause (A) or recommend, adopt or approve or publicly propose to recommend, adopt or approve any Parent Alternative Proposal (any such action in this clause (C) being referred to as a “Parent Adverse Recommendation Change”; provided, however, that, notwithstanding the foregoing, if, prior to obtaining the Parent Stockholder Approval, the Board of Directors of Parent determines in good faith that failure do so would reasonably be reasonably likely to be a violation of its fiduciary duties to the Stockholders of Parent under the Ohio General Corporation Law, Parent may make a Parent Adverse Recommendation Change. Parent agrees that its obligations pursuant to the first sentence of this Section 5.1(b)(ii) shall not be affected by any Parent Adverse Recommendation Change. Parent shall provide the Company with Parent’s stockholder list as and when requested by the Company, including at any time and from time to time following a Parent Adverse Recommendation Change. Parent may not make any Parent Adverse Recommendation Change unless: (i) Parent provides the Company three Business Days advance written notice advising the Company that the Board of Directors of Parent intends to take such action and specifying the reasons therefor, including, if applicable, the material terms of any Parent Alternative Proposal that is the basis of the proposed action by the Board of Directors of Parent and during such three Business Day period, Parent negotiates with the Company in good faith in order to enable Parent to proceed with its recommendation of this Agreement and the Merger and not make such Parent Adverse Recommendation Change.

(iii) Each of Parent and the Company agrees to use its reasonable best efforts to hold the Parent Stockholders Meeting and the Company Stockholders Meeting at the same time on the same day.

Section 5.2 Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law and subject to the agreement, dated June 21, 2007, between the Company and Parent (the “Confidentiality Agreement”), the Company shall, and shall cause the Company Subsidiaries to, afford to the Parent Representatives reasonable access, during normal business hours, to all of the Company Entities’ properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as Parent or Merger Sub may reasonably request. Parent and Merger Sub shall hold, and shall cause their respective affiliates and the Parent Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be obligated to provide any such access or information to the extent that doing so (x) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, (y) would violate a confidentiality obligation to any person or (z) would be materially disruptive to the business or operations of the Company or its Subsidiaries, provided, that the Company and Parent shall use commercially reasonable efforts to provide such access or information in a manner that avoids or removes the impediments described in clauses (x), (y) and (z).

(b) To the extent permitted by applicable Law and subject to the Confidentiality Agreement, Parent shall, and shall cause the Parent Subsidiaries to, afford to the Company Representatives reasonable access, during normal business hours, to all of the Parent Entities’ properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as the Company may reasonably request. The Company shall hold, and shall cause their respective affiliates and the Parent Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, neither Parent nor any Parent Subsidiary shall be obligated to provide any such access or information to the extent that doing so (x) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, (y) would violate a confidentiality obligation to any person or (z) would be materially disruptive to the business or operations of Parent, provided, that Parent and the Company shall use commercially reasonable efforts to provide such access or information in a manner that avoids or removes the impediments described in clauses (x), (y) and (z).

Section 5.3 Reasonable Best Efforts; Cooperation.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, including Section 5.3(d), each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and to obtain satisfaction of the conditions precedent to the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) preventing the entry, enactment or promulgation of any injunction or order or Law that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (iv) seeking the lifting or rescission of any injunction or order or Law that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (v) cooperating to defend against any proceeding or investigation relating to this Agreement or the transactions contemplated hereby and to cooperate to defend against it and respond thereto, (vi) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (vii) using commercially reasonable efforts to arrange for the Company’s independent accountants to provide such comfort letters, consents and other services that are reasonably required in connection with Parent’s financings of the Cash Consideration and (viii) assisting in the marketing and sale or any other syndication of any such financings by making appropriate officers of the Company available for due diligence meetings and for participation in the road show and meetings with prospective participants in such financings upon reasonable notice and at reasonable times, provided, that in the case of clauses (vii) and (viii), Parent shall promptly reimburse the Company for all out-of-pocket expenses incurred by, and otherwise indemnify and hold harmless, the Company, its Affiliates and its and their respective officers, directors, accountants and representatives from and against all liabilities, relating to such actions other than those arising from such person’s willful misconduct or gross negligence. For purposes of this Agreement, reasonable best efforts shall not require the parties to (i) sell, hold separate or otherwise dispose of or conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits, (ii) agree to sell, hold separate or otherwise dispose of or conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits, (iii) permit the sale, holding separate or other disposition of, any of the assets of the Company, Parent and/or any of their respective affiliates or the execution of any agreement or order to do so, and (iv) conduct the business of the Company, Parent and/or any of their respective affiliates in a manner which would resolve such objections or suits, except to the extent any such action described in clauses (i) through (iv) would not reasonably be expected to materially impair the benefits each of Parent and the Company reasonably expects to be derived from the combination of Parent and the Company through the Merger. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees to make an appropriate filing under HSR with respect to the transactions contemplated hereby as promptly as practicable and in any event within 20 Business Days following the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) No Takeover Statutes Apply. In connection with and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) take all action necessary to ensure that no Takeover Statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

(c) Opinions Regarding Tax Treatment. Parent and the Company shall cooperate with each other in obtaining the opinions of Jones Day, counsel to Parent, for the benefit of Parent, and Cleary Gottlieb Steen & Hamilton LLP, counsel to the Company, for the benefit of the Company’s stockholders, respectively, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of Parent and the Company shall deliver to Jones Day and Cleary Gottlieb Steen & Hamilton LLP customary representation letters in form and substance reasonably satisfactory to such counsel, and at such time or times that may be reasonably requested by such counsel (the representation letters referred to in this sentence are collectively referred to as the “Tax Certificates”). None of Parent, Merger Sub or the Company shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of such certificates and representations.

(d) Information Cooperation. In connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, and to obtain all such approvals and authorizations under any other applicable Antitrust Law, each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication (and if in writing, provide a copy of such communication) received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Entity or in connection with any proceeding by a private party, (iv) consult and cooperate with the other party and consider in good faith the views of the other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of the Company, Parent or any of their respective affiliates to any such Governmental Entity or private party and (v) not participate in any substantive meeting or have any substantive communication with any Governmental Entity unless it has given the other parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate therein. Subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act. Any competitively sensitive information that is disclosed pursuant to this Section 5.3(d) will be limited to each of Parent’s and the Company’s respective counsel pursuant to a separate customary confidentiality agreement. For purposes of this Agreement, “Antitrust Law“ means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted or threatened to be instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, impede or delay the consummation of the Merger or the other transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use reasonable best efforts to resolve any such objections or suits so as to permit the consummation of the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable. Neither the Company nor Parent shall, and they shall cause their respective Subsidiaries not to, acquire or agree to acquire any assets, business, securities, person or subdivision thereof, if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially delay or materially increase the risk of not obtaining the applicable action, nonaction, waiver, clearance, consent or approval under the Antitrust Laws or any other competition, merger control, antitrust or similar Laws.

(f) Each of Parent and Merger Sub acknowledge and agree that their obligations to consummate the Merger and the other transactions contemplated hereby are not conditioned or contingent upon receipt of any financing.

(g) The parties shall, and shall cause their respective advisors, to use their reasonable best efforts jointly (i) to compile, by no later than the seventh calendar day after the date hereof, a definitive list of all consents, approvals and filings under any applicable Laws governing antitrust or merger control matters in jurisdictions outside the United States that, if not obtained or made, would prohibit the consummation of the Merger and (ii) to expand, as promptly as practicable, such list after such seventh calendar day to the extent that, subsequent to such seventh day, there are any changes in applicable Law or the application or interpretation thereof (including the adoption of new applicable Laws) that result in the existence of new consents, approvals and filings under any applicable Laws governing antitrust or merger control matters in jurisdictions outside the United States that, if not obtained or made, would prohibit the consummation of the Merger .

Section 5.4 Stock Options; Restricted Stock and Performance Shares.

(a) Assumption of Company Stock Options. At the Effective Time, (i) each outstanding Company Stock Option, whether vested or unvested immediately prior to the Effective Time, to purchase shares of Company Common Stock, and (ii) each of the Company Stock Plans and all agreements thereunder, shall be assumed by Parent. To the extent provided under the terms of the Company Stock Plans, all such outstanding options shall accelerate and become immediately exercisable in connection with the Merger in accordance with their existing terms. Except for the acceleration of the Company Stock Options in accordance with the terms of the Company Stock Plans and any agreements thereunder, prior to or at the Effective Time, each Company Stock Option so assumed by Parent under this Agreement (an “Adjusted Option”) shall continue to have, and be subject to, substantially the same terms and conditions as were applicable under the Company Stock Plans and the documents governing the Company Stock Options immediately before the Effective Time, except that (x) each Company Stock Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the sum of (1) the Stock Consideration plus (2) the Cash Consideration divided by the Closing Price and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Stock Option will be equal to the quotient determined by dividing the per share exercise price of the Company Stock Option by the sum of (1) the Stock Consideration plus (2) the Cash Consideration divided by the Closing Price. The date of grant of each Adjusted Option will be the date on which the corresponding Company Stock Option was granted. Notwithstanding the foregoing, the adjustment described in this Section 5.4(a) shall be made in a manner consistent with Section 409A of the Code and, with respect to each Company Stock Option that is an incentive stock option (within the meaning of Section 422(b) of the Code), no adjustment will be made that would be a modification (within the meaning of Section 424(h) of the Code) to such option.

(b) Stock Plans. The Company and Parent agree that each of the Company Stock Plans and all relevant Parent Stock Plans will be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including conversion of shares of the Company Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement. The Company and Parent agree to submit the amendments to the Parent Stock Plans or the Company Stock Plans to their respective stockholders if such submission is determined to be necessary by counsel to the Company or Parent after consultation with one another; provided, however, that such approval will not be a condition to the consummation of the Merger.

(c) Reservation of Shares. Parent will (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 5.4 and (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock, pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded. As soon as practicable after the Effective Time, Parent will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 5.4. Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) for at least as long as Adjusted Options remain outstanding.

(d) Notices. As soon as practicable after the Effective Time, Parent will deliver to the holders of the Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and the related agreements will be assumed by Parent and will continue in effect on the same terms and conditions (subject to the adjustment required by this Section 5.4 after giving effect to the Merger).

(e) Restricted Shares. At the Effective Time, each outstanding unvested share of restricted Company Common Stock issued under a Company Stock Plan (each, a “Restricted Share”) shall become vested and no longer subject to restrictions, and as a result shall be treated in the Merger as set forth in Section 2.1.

(f) Performance Shares. At the Effective Time, each outstanding performance share granted under the Company Stock Plans (each, a “Performance Share”) shall vest according to the terms of the applicable Performance Share agreement, and the holder of each Performance Share agreement shall be entitled to receive an amount in cash equal to the product of (i) the sum of (A) the Cash Consideration plus (B) the product of the Stock Consideration multiplied by the Closing Price, multiplied by (ii) the number of shares of Company Common Stock that would be issuable under such Performance Share agreement.

(g) Withholding. All amounts payable pursuant to this Section 5.4 shall be paid net of any required withholding of federal, state, local or foreign taxes, unless withholding is effected otherwise with the consent of the recipient, and shall be paid without interest.

Section 5.5 Indemnification.

(a) Rights Assumed by Surviving Corporation. Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement) now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation, by-laws (or comparable organizational documents) or in any agreement between the Company or its Subsidiaries, on the one hand, and any current or former director, officer or employee of the Company or its Subsidiaries, on the other hand, will be assumed by the Surviving Corporation without further action, as of the Effective Time, and will survive the Merger and will continue in full force and effect in accordance with their terms.

(b) Successors and Assigns of Surviving Corporation. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.5.

(c) Continuing Coverage. From the Effective Time and for a period of six years thereafter, the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to Parent) (the “Indemnified Parties”) on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that, if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at Parent’s option in lieu of the foregoing insurance coverage, the Surviving Corporation or Parent may purchase six-year “tail” insurance coverage in favor of the Indemnified Parties that provides coverage identical in all material respects to the coverage described above. Notwithstanding anything herein to the contrary, if two Business Days prior to the Effective Time, Parent has not completed the actions contemplated by the last proviso of the preceding sentence, the Company may, with prior notice to Parent, purchase six-year “tail” insurance coverage in favor of the Indemnified Parties that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay in excess of $1,500,000.

(d) Intended Beneficiaries. The provisions of this Section 5.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and in the case of Section 5.5(a), current and former directors, officers and employees of the Company and the Company Subsidiaries and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.6 Public Announcements. Parent and the Company shall consult with each other before holding any press conferences, analysts calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

Section 5.7 NYSE Listing. Parent shall use its reasonable best efforts to cause the Parent Common Stock issuable either to the Company’s stockholders as contemplated by this Agreement or pursuant to Section 5.4, to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 5.8 Stockholder Litigation. The parties to this Agreement shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, as promptly as reasonably practicable. Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent’s prior written consent, which shall not be unreasonably withheld.

Section 5.9 Tax Treatment. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d), including forbearing from taking any action that would cause the Merger not to qualify as a reorganization under the provisions of Section 368(a) of the Code.

Section 5.10 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither Parent nor the Company shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Parent or any of the Parent Subsidiaries, or the Company or any of the Company Subsidiaries, as applicable, is a party, other than (a) the Confidentiality Agreement, pursuant to its terms or by written agreement of the parties thereto, (b) confidentiality agreements under which Parent or the Company, as applicable, does not provide any confidential information to third parties, (c) standstill agreements that do not relate to the equity securities of Parent or any of the Parent Subsidiaries, or the Company or any of the Company Subsidiaries, or (d) to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to Section 4.2 (and in such case only in accordance with the terms of Section 4.2). During such period, except to the extent any such agreement is terminated, amended, modified or any provision thereof waived in accordance with the preceding sentence, Parent and the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and by enforcing specifically the terms and provisions thereof in any court of competent jurisdiction.

Section 5.11 Section 16(b). Parent and the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.12 Employee Benefit Matters.

(a) Company Obligations. The Company shall adopt such amendments to the Company Benefit Plans as requested by Parent and as may be necessary to ensure that Company Benefit Plans cover only employees and former employees (and their dependents and beneficiaries) of the Company and the Company Subsidiaries following the consummation of the transactions contemplated by this Agreement. With respect to any Company Common Stock held by any Company Benefit Plan as of the date of this Agreement or thereafter, the Company shall take all actions necessary or appropriate (including such actions as are reasonably requested by Parent) to ensure that all participant voting procedures contained in the Company Benefit Plans relating to such shares, and all applicable provisions of ERISA, are complied with in full.

(b) Parent Obligations. For the period commencing at the Effective Time and ending on the second anniversary thereof, the Parent shall cause to be maintained on behalf of employees of the Company at the Effective Time other than individuals covered by a collective bargaining agreement (the “Company Employees”), considered as a group, compensation opportunities and employee benefits that are substantially comparable, in the aggregate, to the compensation opportunities and employee benefits provided by the Company or its Subsidiaries, as applicable.

(c) Credit for Service of Company Employees. If Company Employees are included in any benefit plan maintained by Parent or any Parent Subsidiary (a “Parent Plan”) following the Effective Time, such Company Employees shall receive credit for service with the Company and the Company Subsidiaries and their predecessors prior to the Effective Time to the same extent such service was counted under similar Company Benefit Plans for purposes of eligibility, vesting, level of benefits and benefit accrual under such Parent Plan, or if there is no such similar Company Benefit Plan, to the same extent such service was recognized under the Alpha Natural Resources, LLC and Subsidiaries Retiree Medical Benefit Plan (“Retiree Plan”), including, without limitation, the Legacy Company service and Acquired Company service, as defined in the Retiree Plan immediately prior to the Effective Time, provided that (i) such recognition of service shall not operate to duplicate any benefits payable to the Company Employee with respect to the same period of service, (ii) service of Company Employees subject to collective bargaining agreements or obligations shall be determined under such collective bargaining agreements or obligations, (iii) in no event will such recognition of service for purposes of benefit levels or benefit accrual under a defined benefit pension plan of Parent or any Parent Subsidiary apply for any purpose other than determining the annual rate of benefit accrual under a cash balance pension plan formula for a period after the date that any such Company Employee first actually becomes eligible to participate therein, and (iv) in no event will such recognition of service be taken into account for purposes of determining a Company Employee’s eligibility to participate in a retiree medical benefit plan maintained by Parent or any Parent Subsidiary. If Company Employees or their dependents are included in any medical, dental or health plan of Parent or any of its Affiliates (a “Successor Plan”) other than the plan or plans in which they participated immediately prior to the Effective Time (a “Prior Plan”), any such Successor Plan shall not include any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such exclusions were applicable under any similar Prior Plan at the Effective Time) and any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of such Prior Plan ending on the date such Company Employee’s participation in such Successor Plan begins shall be taken into account under such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Successor Plan; provided however, that the rights under a Successor Plan of any Company Employee subject to collective bargaining agreements or obligations shall be determined pursuant to such collective bargaining agreements or obligations.

(d) No Third-Party Beneficiaries. Nothing in this Section 5.12 shall (i) confer any rights upon any person, including any Company Employee or former employees of the Company, other than the parties hereto and their respective successors and permitted assigns, (ii)

constitute or create an employment agreement, or (iii) constitute or be treated as the amendment, modification or adoption of any employee benefit plan of Parent, the Company of any of their Affiliates.

Section 5.13 Actions with Respect to Existing Debt. (a) Provided that Parent complies with its obligations under this Section 5.13, the Company will, upon receiving any written request by Parent to do so, use its reasonable best efforts to commence as soon as reasonably practicable in light of Section 5.13(c) a tender offer (the “Notes Tender Offer”) for all outstanding 2.375% Convertible Senior Notes due 2012 of the Company (the “Notes”). As part of any Notes Tender Offer, the Company will use its reasonable best efforts to solicit the consent of the holders of the Notes (the “Notes Consents”) to amend, eliminate or waive certain sections (as may be proposed by Parent) of the Indenture, dated as of April 7, 2008, between the Company, as issuer, and Union Bank of California, National Association, as trustee (the “Indenture”). The aggregate consideration payable to each holder of Notes pursuant to the Notes Tender Offer will be an amount in cash established and funded by Parent. The Notes Tender Offer will be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by Parent in connection with the Notes Tender Offer in a form and substance reasonably satisfactory to the Company; provided, that any such Notes Tender Offer will be subject to the conditions set forth in Section 5.13(b) (as amended from time to time, the “Notes Offer to Purchase”).

(b) The Company’s and the Surviving Corporation’s obligation to accept for payment and pay for the Notes tendered pursuant to the Notes Tender Offer will be subject to the conditions that (i) the Merger will have occurred (or Parent and the Company will be satisfied that it will occur substantially concurrently with such acceptance and payment) and (ii) such other conditions as may be proposed by Parent, including such other conditions as are customary for transactions similar to the Notes Tender Offer. Subject to the terms and conditions of the Notes Tender Offer, substantially concurrently with the Closing, Parent agrees to cause the Surviving Corporation to accept for payment and thereafter to promptly pay for all Notes validly tendered and not withdrawn. Notwithstanding anything herein to the contrary, none of the Notes shall be required to be purchased nor shall any payments be required to be made by the Company or any of its Subsidiaries in connection with the Notes Tender Offer prior to the Effective Time. The Company will waive any of the conditions to the Notes Tender Offer as may be requested by Parent (other than the conditions that the Notes Tender Offer is conditioned on the Merger as provided in clause (i) above and that there shall be no Law, injunction or other legal restraint prohibiting consummation of the Notes Tender Offer), so long as such waivers would not cause the Notes Tender Offer to violate the Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), or any other applicable Law, and will not, without the prior written consent of Parent, waive any condition to the Notes Tender Offer or make any change, amendment or modification to the terms and conditions of the Notes Tender Offer (including any extension thereof) other than as agreed between Parent and the Company or as required to comply with applicable Law.

(c) After having submitted a request to the Company pursuant to Section 5.13(a), Parent will prepare, as promptly as practicable, the Notes Offer to Purchase, together with any required related letters of transmittal and similar ancillary agreements and other necessary and appropriate documents (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Notes Tender Offer Documents”), relating to the Notes Tender Offer and will use its reasonable best efforts to cause to be disseminated to the record holders of the Notes and, to the extent known to the Company, the beneficial owners of the Notes (collectively, the “Noteholders”) the Notes Tender Offer Documents; provided, however, that, upon reasonable request, Parent will provide the Company with any information for inclusion in the Notes Tender Offer Documents that may be required under applicable Law and all mailings to the Noteholders in connection with the Notes Tender Offer shall be subject to the prior review of, and comment by, the Company and shall be reasonably acceptable to it before dissemination. The Company shall reasonably cooperate with Parent in the preparation of the Notes Tender Offer Documents. If at any time prior to the acceptance of the Notes pursuant to the Notes Tender Offer any event should occur or any information should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Notes Tender Offer Documents, so that the Notes Tender Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading or so that the Notes Tender Offer Documents comply with applicable Law, the party that becomes aware of such event or discovers such information shall use commercially reasonable best efforts to promptly notify the other party, and Parent shall prepare and disseminate to the Noteholders on behalf of the Company such amendment or supplement; provided, however, that prior to such dissemination, Parent will provide copies thereof to the Company not less than two Business Days (or such shorter period of time as is reasonably practicable in light of the circumstances) in advance of any such dissemination, will regularly consult with the Company with respect to and during the process of preparing such amendment or supplement and will include in such amendment and supplement all reasonable comments proposed by the Company. Notwithstanding anything to the contrary in this Section 5.13(c), the Company will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act, the TIA and any other applicable Law in connection with the Notes Tender Offer and such compliance will not be deemed a breach hereof.

(d) Promptly following the expiration of the consent solicitation, assuming the requisite consents from Noteholders (including from persons holding proxies from the Noteholders) have been received, the Company will use reasonable best efforts to cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments of the Indenture contemplated in the Notes Tender Offer Documents; provided, however, that the Supplemental Indenture shall become effective only concurrently with the Effective Time and only if all conditions to the Notes Tender Offer have been satisfied or waived by the Company in accordance with the terms hereof and thereof and the Surviving Corporation accepts all Notes (and related Notes Consents) validly tendered for purchase and payment pursuant to the Notes Tender Offer, whereupon the proposed amendments set forth in the Supplemental Indenture shall become operative. The form and substance of the Supplemental Indenture will be reasonably satisfactory to Parent and the Company.

(e) In connection with the Notes Tender Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay, on behalf of the Company, the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Notes Tender Offer upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and the Company Subsidiaries and their directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives, for all of their out-of-pocket costs and expenses incurred in connection with the Notes Tender Offer promptly following the incurrence thereof. The Company agrees to use reasonable best efforts to cause its counsel to provide any legal opinions reasonably requested dealer manager engaged in connection with the Notes Tender Offer. Notwithstanding anything herein to the contrary, Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and each of their respective officers, directors and each person that controls the Company within the meaning of Section 20 of the Exchange Act (each a “Company Person”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any Company Person, or to which any Company Person may become subject, that arises out of, or in any way in connection with, the Notes Tender Offer or any actions taken, or not taken by Company, or at the direction of Company, pursuant to this Section 5.13 or at the request of Parent (provided, that Parent shall not indemnify the Company pursuant to this Section 5.13 with respect to any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties to the extent arising from information supplied in writing by the Company specifically for inclusion in the Notes Tender Offer Documents).

Section 5.14 Parent Board of Directors. As of the Effective Time, the board of directors of Parent shall take all actions as may be required to appoint to vacancies or newly-created seats on such board of directors, to serve until such persons’ respective successor shall have been duly elected and qualified or until the earlier of such persons’ death, resignation or removal in accordance with the amended articles of incorporation and regulations of Parent and applicable Law, the following persons: Michael J. Quillen and Glenn A. Eisenberg. At least one of the directors designated pursuant to this Section 5.14 shall meet the independence standards of the listing standards of the NYSE. Notwithstanding the foregoing, if, prior to the Effective Time, any such designee shall decline or be unable to serve, Parent and the Company shall agree on mutually acceptable replacement designees. As of the Effective Time, Parent shall take all actions as may be required to appoint Kevin S. Crutchfield as chief executive officer and president of the coal division of Parent until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. As of the Effective Time, Parent shall take all actions as may be required to appoint Michael J. Quillen as non-executive vice-chairman of Parent’s board of directors until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

Section 5.15 Dissenters’ Rights. Parent shall give the Company prompt notice of any demands received by Parent for the fair cash value of Parent Common Stock. Parent (i) shall not, without the prior written consent of the Company, waive any requirement under or compliance with the laws of the State of Ohio applicable to any stockholder of Parent demanding the fair cash value of shares of Parent Common Stock (each, a “Dissenting Shareholder”) and (ii) shall require each Dissenting Shareholder holding shares of Parent Common Stock in certificated form to deliver such shares to Parent, and Parent shall endorse on shares a legend to the effect that a demand for the fair cash value of such shares has been made.

Section 5.16 Company Credit Facility. The Company shall, prior to the Closing Date, deliver to Parent a payoff letter in customary form, providing that upon receipt from the Surviving Corporation of the repayment amount stated therein on the Closing Date, all of the Company’s outstanding obligations (other than contingent obligations for indemnification that are not then due and payable) under that certain Credit Agreement, dated October 26, 2005, by and among Alpha NR Holding, Inc., Alpha Natural Resources, LLC, Citicorp North America, Inc., UBS Securities LLC, Bank of America, N.A., National City Bank of Pennsylvania and PNC Bank, N.A., Citigroup Global Markets Inc. and UBS Securities will be satisfied and all Liens thereunder will be released or terminated, as applicable.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required to consummate the Merger and the other transactions contemplated hereby, the failure of which to be made or obtained is reasonably expected to have or result in, individually or in the aggregate, a material adverse effect on Parent or the Company, shall have been made or obtained.

(c) No Injunctions or Restraints. No judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the Merger.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order.

(e) Antitrust. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All consents, approvals and filings on the list compiled pursuant to Section 5.3(g) shall have been obtained or made.

(f) NYSE Listing. The shares of Parent Common Stock issuable to the Company’s stockholders as contemplated by this Agreement and all Parent Common Stock issuable pursuant to Section 5.4 shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 3.1(g)(ii) shall be true and correct in all respects as of the Closing Date, both when made and as of the Closing Date, (ii) Section 3.1(c) shall be true and correct in all respects (except for any de minimis inaccuracies therein) both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Tax Opinion. Parent shall have received from Jones Day, counsel to Parent, an opinion dated as of the Closing Date, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Parent and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for Parent may require delivery of, and rely upon, the Tax Certificates.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in (i) Section 3.2(g)(ii) shall be true and correct in all respects both when made and as of the Closing Date, (ii) Section 3.2(c) shall be true and correct in all respects (except for any de minimis inaccuracies therein) both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of such time, as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on Parent and Merger Sub.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received from Cleary Gottlieb Steen & Hamilton LLP, counsel to the Company, an opinion dated as of the Closing Date, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Parent and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for the Company may require delivery of, and rely upon, the Tax Certificates.

ARTICLE VII

TERMINATION

Section 7.1 Termination.

(a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval, by mutual written consent of Parent and the Company (with any termination by Parent also being an effective termination by Merger Sub).

(b) Termination by Parent or the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval, by either Parent or the Company (with any termination by Parent also being an effective termination by Merger Sub):

(i) if the Merger has not been consummated on or before January 15, 2009, or such later date, if any, as Parent and the Company agree upon in writing (as such date may be extended, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any party either (x) whose breach of any provision of this Agreement results in or causes the failure of the Merger to be consummated by such time or (y) that has yet to have its stockholders vote at the Company Stockholder Meeting or the Parent Stockholder Meeting, as the case may be, on whether to provide the Company Stockholder Approval or the Parent Stockholder Approval, as the case may be; provided further, however, that if on the Outside Date the conditions to the Closing set forth in Sections 6.1(b) and 6.1(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties, be extended to April 15, 2009 and such date shall become the Outside Date for the purposes of this Agreement; or

(ii) if the Company Stockholders Meeting (including any adjournment or postponement thereof) has concluded, the Company’s stockholders have voted, and the Company Stockholder Approval was not obtained; or

(iii) if the Parent Stockholders Meeting (including any adjournment or postponement thereof) has concluded, the Parent’s stockholders have voted, and the Parent Stockholder Approval was not obtained.

(c) Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval, by written notice of Parent (with any termination by Parent also being an effective termination by Merger Sub):

(i)(A) if the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement (other than as set forth in Section 7.1(c)(ii)) to be complied with by the Company such that the closing condition set forth in Section 6.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof or (2) is incapable of being cured by the Company by the Outside Date; or

(ii)(A) if the Board of Directors of the Company or any committee thereof has made a Company Adverse Recommendation Change or (B) the Company has materially breached the provisions of Section 4.2 or breached the provisions of Section 5.1(b) (other than immaterial breaches of the first sentence thereof).

(d) Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval, by written notice of the Company:

(i)(A) if either Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement (other than as set forth in Section 7.1(d)(ii)) to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 6.3(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof or (2) is incapable of being cured by Parent by the Outside Date.

(ii) if (A) the Board of Directors of Parent or any committee thereof has made a Parent Adverse Recommendation Change or (B) the Parent has breached the provisions of Section 5.1(b) (other than immaterial breaches of the first sentence thereof); or

(iii) if the Board of Directors of the Company shall have approved in compliance with Section 4.2, and the Company shall concurrently with such termination enter into, an Acquisition Agreement providing for the implementation of the transactions contemplated by a Superior Proposal; provided, that in order for the termination of this

Agreement pursuant to this Section 7.1(d)(iii) to be effective, the Company shall have paid the Company Termination Fee in accordance with Section 7.3(b)(w).

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Confidentiality Agreement, the proviso to the first sentence of Section 5.3(a), the last sentence of Section 5.13, this Section 7.2, Section 7.3, and Article VIII, which provisions shall survive such termination; provided, however, that nothing herein will relieve any party from any liability for any willful and material breach by such party of this Agreement.

Section 7.3 Fees and Expenses.

(a) Division of Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and except as specified in Section 5.13 and the proviso to the first sentence of Section 5.3(a).

(b) Event of Termination.

(w) In the event that this Agreement (i) is terminated pursuant to Section 7.1(c)(ii), (ii) is terminated pursuant to Section 7.1(d)(iii), or (iii) is terminated pursuant to Section 7.1(b)(i), Section 7.1(b)(ii) or Section 7.1(c)(i) and (A) prior to such termination, a Company Takeover Proposal shall have been made public and (B) within 12 months of such termination the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Takeover Proposal, then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 7.3(b)(w), promptly, but in no event later than two Business Days after the date of such termination, (2) in the case of termination pursuant to clause (ii) of this Section 7.3(b)(w), on the date of termination of this Agreement, or (3) in the case of termination pursuant to clause (iii) of this Section 7.3(b)(w), upon the earlier to occur of (A) consummation of such Company Takeover Proposal or (B) if such Company Takeover Proposal is not consummated and within 24 months of the execution of the definitive agreement with respect to such Company Takeover Proposal, the Company consummates any other Company Takeover Proposal, the consummation of such other Company Takeover Proposal, pay Parent a non-refundable fee equal to $350 million (the “Company Termination Fee”), payable by wire transfer of same day funds to an account designated in writing to the Company by Parent.

(x) In the event that this Agreement is terminated pursuant to Section 7.1(d)(ii), then Parent shall promptly, but in no event later than two

Business Days after the date of such termination, pay the Company a non-refundable fee equal to $350 million (the “Parent Termination Fee”), payable by wire transfer of same day funds to an account designated in writing to Parent by the Company.

(y) In the event of a termination of this Agreement pursuant to Section 7.1(b)(ii), the Company shall pay, or cause to be paid, to Parent a non-refundable fee equal to $100 million (the “Company No Vote Termination Fee”) by wire transfer of same day funds to an account designated in writing to the Company by Parent promptly, but in no event later than two Business Days after the date of such termination. In the event of a termination of this Agreement pursuant to Section 7.1(b)(iii), Parent shall pay, or cause to be paid, to the Company a non-refundable fee equal to $100 million (the “Parent No Vote Termination Fee”) by wire transfer of same day funds to an account designated in writing to Parent by the Company promptly, but in no event later than two Business Days after the date of such termination. Notwithstanding anything herein to the contrary, if the conditions to termination specified in both Sections 7.1(b)(ii) and Section 7.1(b)(iii) are satisfied then neither the Company No Vote Termination Fee nor the Parent No Vote Termination Fee shall be payable.

(z) In the event of a termination of this Agreement pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(d)(i), and (A) prior to such termination, a Parent Alternative Proposal that is conditioned upon or designed to cause the termination or failure of the Merger or this Agreement shall have been made public and (B) within 12 months of such termination Parent or any of the Parent Subsidiaries enters into a definitive agreement with respect to, or consummates, any Parent Alternative Proposal, then Parent shall pay, or cause to be paid, upon the earlier to occur of the execution of such definitive agreement and such consummation, the Parent Termination Fee, payable by wire transfer of same day funds to an account designated in writing to Parent by the Company. A “Parent Alternative Proposal” means any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of Parent and the Parent Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 25% or more of any class of equity securities of Parent, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Parent, or (D) any merger, consolidation, business combination, asset purchase, recapitalization or similar transaction involving Parent.

(c) Failure to Pay Fees and Expenses. Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. Accordingly, if either party fails to pay promptly the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the Company Termination Fee, Parent Termination Fee, Company No Vote Fee or Parent No Vote Fee, as applicable, that results in a judgment against the defaulting party for the Company Termination Fee, Parent Termination Fee, Company No Vote Fee or Parent No Vote Fee, as applicable, the defaulting party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee, Parent Termination Fee, Company No Vote Fee or Parent No Vote Fee, as applicable. Without limiting any rights or remedies of the parties in law or equity, in no event shall the aggregate fees payable by either party pursuant to Section 7.3(b) exceed the Parent Termination Fee or the Company Termination Fee, as applicable. The payment of any fees payable by either party pursuant to Section 7.3(b) shall not constitute or be construed as constituting liquidating damages or prejudice any rights or remedies available to the parties in law or equity.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except each of the covenants and agreements contained in this Agreement that by its terms contemplate performance after the Effective Time, including Articles II and VIII and in Sections 5.4, 5.5, 5.12 and 5.13(e), each of which will survive in accordance with its terms.

Section 8.2 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, facsimiled (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

if to Parent or Merger Sub, to:

Cleveland-Cliffs Inc
1100 Superior Avenue East, Suite 1500
Cleveland, Ohio 44114-2544
Telecopy No.: 216-694-6741
Attention:	George W. Hawk, Esq.
General Counsel and Secretary

with a copy to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telecopy No.: (216) 579-0212
Attention:	Lyle G. Ganske
James P. Dougherty; and

if to the Company, to:

Alpha Natural Resources, Inc.
P.O. Box 2345
Abingdon, Virginia 24212
Telecopy No.: (276) 628-3116
Attention:	Vaughn R. Groves, Esq.
Vice President and General Counsel

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Telecopy No.: (212) 225 -3999
Attention:	Ethan A. Klingsberg
Jeffrey S. Lewis

Section 8.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Any reference to a date or time in this Agreement shall be deemed to be such date or time in New York City. The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. For purposes of this Agreement:

(a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns);

(b) “knowledge” of any person that is not an individual means the knowledge after due inquiry of such person’s executive officers;

(c) “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(d) “Liens” means all pledges, claims, liens, options, charges, easements, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever;

(e) “Permitted Liens” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as would not reasonably be expected to materially impair business unit of Parent or the Company, as the case may be, that owns such property or assets, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements (x) of the Company set forth in Section 8.3(a) of the Company Disclosure Letter or (y) of Parent set forth in Section 8.3(a) of the Parent Disclosure Letter, (iv) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings, (v) mechanics’, materialmen’s or other Liens or security interests arising by operation of law that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (vi) any other Liens that would not reasonably be expected to materially impair business unit of Parent or the Company, as the case may be, that owns such property or assets, (vii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, and (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and

(f) “material adverse change” or “material adverse effect” means, when used in connection with Parent or the Company, any event, circumstance, change, occurrence or state of facts that has a (i) material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole (other than events, circumstances, changes, occurrences or any state of facts relating to (A) changes in industries relating to such party and its subsidiaries in general, other than the effects of any such changes which adversely affect such party and its subsidiaries to a materially greater extent than their competitors in the applicable industries in which such party and its subsidiaries compete, (B) general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere, other than the effects of any such changes which adversely affect such party and its subsidiaries to a materially greater extent than its competitors in the applicable industries in which such party and its subsidiaries compete, (C) the execution or the announcement of this Agreement, the undertaking and performance of the obligations contemplated by this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees, or any litigation arising relating to this Agreement or the transactions contemplated by this Agreement, (D) acts of war, insurrection, sabotage or terrorism (or the escalation of the foregoing), (E) changes in GAAP or the accounting rules or regulations of the SEC, or (F) the fact, in and of itself (and not the underlying causes thereof) that such party or any of its Subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions or (ii) prevent or materially delay the ability of such party to consummate the transactions contemplated by this Agreement; and the terms “material” and “materially” have correlative meanings other than in the second to last sentence of Section 5.3(a) and the definition of Permitted Liens; and

(g) “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first person.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter and the Confidentiality Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the proviso to the first sentence of Section 5.3(a), the provisions of Section 5.4, Section 5.6, and the last two sentences of Section 5.13(e), is not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time, the provisions of Article II shall be enforceable by the holders of Company Certificates and Book-Entry Shares.

Section 8.6 Governing Law. This Agreement and any dispute arising out of, relating to, or in connection with this Agreement is to be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of this Section 8.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

Section 8.8 Consent to Jurisdiction.

(a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the chancery courts located in the State of Delaware or if jurisdiction in such court is not available, any federal court of the United States located in the Borough of Manhattan in the State of New York in the event any dispute arises out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the chancery courts in the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any federal court of the United States located in the Borough of Manhattan in the State of New York.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(b).

Section 8.9 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery courts located in the State of Delaware or if jurisdiction in such court is not available, any federal court of the United States located in the Borough of Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that, after such approval, there is not to be made any amendment that by Law requires further approval by the stockholders of the Company or the stockholders of Parent, as applicable, without further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.11 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.10, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(Signatures are on the following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CLEVELAND-CLIFFS INC

By:	/s/ Joseph A. Carrabba
	Name:	Joseph A. Carrabba
	Title:	Chairman, President and CEO

DAILY DOUBLE ACQUISITION, INC.

By:	/s/ George W. Hawk
	Name:	George W. Hawk
	Title:	Secretary

ALPHA NATURAL RESOURCES, INC.

By:	/s/ Michael J. Quillen
	Name:	Michael J. Quillen
	Title:	Chairman & CEO